Exhibit 4.1

INDENTURE

Dated as of February 15, 2017

Among

CHANGE HEALTHCARE HOLDINGS, LLC,

as the Issuer,

CHANGE HEALTHCARE FINANCE, INC.,

as the Co-Issuer,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee, Transfer Agent, Registrar and Paying Agent

$1,000,000,000 5.75% SENIOR NOTES DUE 2025

i

EXHIBITS
Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF COMPLETION DATE SUPPLEMENTAL INDENTURE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

INDENTURE, dated as of February 15, 2017, among (a) Change Healthcare Holdings, LLC, a Delaware limited liability company, as Issuer (as defined herein), (b) Change Healthcare Finance, Inc., a Delaware corporation, as Co-Issuer (as defined herein), (c) the Guarantors (as defined herein) from time to time party hereto, and (d) Wilmington Trust, National Association, as Trustee, Transfer Agent, Registrar and Paying Agent.

W I T N E S E T H

WHEREAS, the Issuers (as defined herein) have duly authorized the creation of an issue of $1,000,000,000 aggregate principal amount of the Issuers’ 5.75% Senior Notes due 2025 (the “Initial Notes”);

WHEREAS, the Issuers will be jointly and severally liable for all obligations under the Notes (as defined herein); and

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture (as defined herein).

NOW, THEREFORE, each of the Issuers and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred or assumed in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02 and 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Transfer Agent or Paying Agent.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at March 1, 2020 (such redemption price being set forth in the table in Section 3.07(c) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through March 1, 2020 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Applicable Treasury Rate as of such Redemption Date plus 50 basis points over (b) the then outstanding principal amount of such Note on such Redemption Date, as calculated by the Issuer (or on behalf of the Issuer by such Person as the Issuer shall designate); provided that such calculation (or any calculation in connection therewith) shall not be a duty or an obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, redemption of, or notice with respect to beneficial interests in any Global Note or the redemption or repurchase of any Global Note, the rules and procedures of DTC, the Depositary, Euroclear and/or Clearstream that apply to such transfer, exchange, redemption or repurchase.

“Applicable Treasury Rate” means, with respect to any Note on any Redemption Date, the weekly average (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to March 1, 2020 (as determined by the Issuer and rounded to the nearest 1/100th of a percentage point); provided, however, that if the period from the Redemption Date to March 1, 2020 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to March 1, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, in each case, as determined by the Issuer.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged, unnecessary, unsuitable or worn out equipment, inventory or other property or assets in the ordinary course of business or consistent with industry practice, (iii) any assets held for sale or no longer used or useful in the ordinary course of business, (iv) any assets not associated with the core or principal business of the Issuer and its Restricted Subsidiaries as of the Completion Date, or no longer economically practicable or commercially reasonable to maintain (in each case, as determined in good faith by the management of the Issuer), (v) inventory and goods, (vi) improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business; and (vii) assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Issuer and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the disposition of all or substantially all of the assets of the Issuer or a Restricted Subsidiary in a manner permitted pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) any Restricted Payment permitted under Section 4.07 hereof or any Permitted Investment;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $60.0 million;

(e) any disposition of property or assets or issuance or sale of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) (i) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(h) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns one or more Unrestricted Subsidiaries so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(i) foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets, or any disposition of the Equity Interests in a Subsidiary, all or substantially all of the assets of which are Securitization Assets, in each case in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Completion Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(l) the sale, lease, assignment, license, sublease or discount or other disposition of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse or abandonment of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Issuer (i) are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole or (ii) are no longer economically practicable or commercially reasonable to maintain;

(r) the granting of a Lien that is permitted under Section 4.12 hereof;

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(t) Permitted Intercompany Activities and related transactions;

(u) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with Section 4.10 hereof;

(v) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(w) any Sale and Lease-Back Transaction;

(x) the disposition of property or assets for an aggregate fair market value not to exceed $80.0 million in any calendar year (with unused amounts in any calendar year being carried over to the succeeding two calendar years);

(y) any disposition to a Captive Insurance Subsidiary; and

(z) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 4.07(b)(ix)(B).

In the event that a transaction (or a portion thereof) meets the criteria of one or more of the categories set forth in clauses (a) through (z) above and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition under such categories and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, automatic clearinghouse transfer transactions, controlled disbursements, foreign exchange facilities, stored value cards, merchant services, electronic funds transfer and other cash management arrangements.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.

“Blackstone Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by The Blackstone Group L.P. or any Affiliate thereof, or any of their respective successors.

“Board of Directors” means, for any Person, the board of directors or other governing body (or equivalent thereof) of such Person or, if such Person does not have such a board of directors or other governing body (or equivalent thereof) and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Issuer.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Issuer that is registered as a broker-dealer under the Exchange Act or any other applicable laws requiring such registration.

“Business Day” means each day which is not a Legal Holiday.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities, loans, Indebtedness incurred in connection with a Sale and Lease-Back Transaction, Indebtedness incurred in the ordinary course of business of the Issuer, Capitalized Lease Obligations or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Issue Date

(whether or not such operating lease obligations were in effect on such date or entered into thereafter) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Indenture regardless of any change in GAAP following the Issue Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary established by the Issuer for the primary purpose of insuring the businesses or properties owned or operated by the Issuer or any of its Subsidiaries or (ii) any Subsidiary of any such insurance subsidiary established for the same primary purpose described in clause (i) above.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or

(b) such local currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business or consistent with industry practice;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 36 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) of this definition entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 36 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued or directly and fully unconditionally guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof, in each case, having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 36 months or less from the date of acquisition;

(9) readily marketable direct obligations issued or directly and fully unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 36 months or less from the date of acquisition;

(10) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(11) securities with maturities of 36 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 36 months or less from the date of acquisition;

(13) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (1) through (12) above; and

(14) solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (14) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (14) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts, except amounts used to pay non-dollar denominated obligations of the Issuer or any Restricted Subsidiary in the ordinary course of business, are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means the occurrence of any of the following after the Completion Date:

(1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation, amalgamation or other business combination), of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders, the Issuer or any Guarantor; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than a Permitted Holder) or (B) Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50.0% of the total voting power of the Voting Stock of the Issuer directly or indirectly through any Parent Company, unless (a) the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of the Issuer or (b) such acquisition occurs in connection with any transaction or series of transactions as a result of which the Issuer shall become the Wholly-Owned Subsidiary of a Parent Company.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Issuer owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50.0% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Clearstream” means Clearstream Banking, a société anonyme, as currently in effect or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Issuer” means Change Healthcare Finance, Inc., a Delaware corporation (and not any of its Subsidiaries or Affiliates), until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter Co-Issuer shall mean such successor Person.

“Completion Date” means the Issue Date or, if the Escrow Release Conditions have not been satisfied on or prior to (or substantially concurrently with) the Issue Date, the Escrow Release Date.

“Completion Date Supplemental Indenture” means a supplemental indenture to this Indenture substantially in the form of Exhibit D.

“consolidated” when used with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, (a) the total amount of depreciation and amortization expense and (b) capitalized fees related to any Qualified Securitization Facility, in each case, of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of Hedging Obligations or derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) Excluded Contract Amounts, (r) annual agency fees paid to the administrative agents and collateral agents under any Credit Facilities, (s) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates on account of the early termination thereof, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (x) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Completion Date, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, (z) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (aa) interest expense resulting from push-down accounting and (bb) any lease, rental or other expense in connection with any lease that is not a Capitalized Lease Obligation); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multiyear strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, restructuring charges and reserves, relocation costs, integration costs, Public Company Costs, facility consolidation and closing costs, severance costs and expenses, one-time charges, costs relating to pre-opening, opening and conversion costs for facilities, signing, retention and completion bonuses, recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions (including travel and out-of-pocket costs, professional fees for legal, accounting and other services), human resources costs (including relocation bonuses) and restructuring costs (including recruiting costs and employee severance), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel, and non-recurring product and intellectual property development, integration costs, start-up or initial costs for any project or new production line, division or new line of business, other business optimization expenses and reserves (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs, costs or reserves associated with improvements to IT and accounting functions and implementation costs and project start-up costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) at the election of the Issuer with respect to any quarterly period, the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including, but not limited to, the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies promulgated after the Completion Date) shall be excluded;

(3) any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided, that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in Cash Equivalents (or other assets to the extent converted into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purposes of determining the amount available for Restricted Payments under clause (C)(1) of Section 4.07(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than the Co-Issuer or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in the Notes or this Indenture), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(10) any equity-based or non-cash compensation or similar charge or expense or reduction of revenue, including any such charge, expense or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Issuer, any Restricted Subsidiary or any Parent Company), rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of such Person or of a Restricted Subsidiary or any Parent Company, shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and other securities and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests of the Issuer or any Parent Company, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Credit Facilities) and including, in each case, any such transaction consummated on or prior to the Completion Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(12) accruals and reserves that are established or adjusted as a result of the Transactions or established or adjusted as a result of, and within twelve months after the closing of, any acquisition or a Change of Control, in each case, in accordance with GAAP or changes as a result of modifications of accounting policies, shall be excluded;

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(14) (a) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (b) any income (loss) attributable to deferred compensation plans or trusts, shall, in each case, be excluded;

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Hedging Obligations for currency exchange risk and (B) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gains or losses are non-cash items,

(c) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) at the election of the Issuer with respect to any quarterly period, effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks,

(e) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments,

(f) any non-cash rent expense, and

(g) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(16) if the Issuer or any Restricted Subsidiary is treated as a disregarded entity or partnership, or is a member of a Tax Group of which a Parent Company is the parent, in each case for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any Parent Company in respect of such period in accordance with clause (xiv)(B) of Section 4.07(b) shall be taken into account in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period;

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07(a) hereof only (other than clause (C)(4) of Section 4.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (C)(4) of Section 4.07(a) hereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Secured Indebtedness of the Issuers and their Restricted Subsidiaries as of the end of the most recent Test Period immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of such most recent Test Period to (ii) EBITDA of the Issuer for the most recently ended Test Period immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Secured Indebtedness, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma effect and adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent Test Period immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of such most recent Test Period to (ii) EBITDA of the Issuer for the most recently ended Test Period immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma effect and adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition), consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations, Purchase Money Obligations and Indebtedness evidenced by promissory notes and similar instruments, as determined in accordance with GAAP and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase accounting in connection with the Transactions or any acquisition), in the case of clause (1) and (2) above, excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, and all obligations relating to Qualified Securitization Facilities and Excluded Contract Amounts; provided, that Consolidated Total Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within five Business Days and (B) Hedging Obligations. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

“Consolidated Total Secured Indebtedness” means, as of any date of determination, an amount equal to the sum of the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition), consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations, Purchase Money Obligations and Indebtedness evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, and all obligations relating to Qualified Securitization Facilities and Excluded Contract Amounts), in each case, to the extent secured by Liens on the property of the Issuers and the Guarantors securing their respective obligations under the Senior Secured Credit Facilities; provided, that Consolidated Total Secured Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three Business Days and (B) permitted Hedging Obligations. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds,

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contributed Businesses” means those certain equity interests, assets, properties and businesses contributed or otherwise transferred, directly or indirectly, to the Issuer, pursuant to the Contribution Agreement.

“Contribution” means the direct or indirect contribution and/or transfer of the Contributed Businesses to the Issuer pursuant to the Contribution Agreement.

“Contribution Agreement” means the Agreement of Contribution and Sale, dated as of June 28, 2016 (as amended, supplemented or modified and in effect from time to time, and including all schedules and exhibits thereto), among Change Healthcare LLC (f/k/a PF2 NewCo LLC), Change Healthcare Intermediate Holdings, LLC (f/k/a PF2 NewCo Intermediate Holdings, LLC), the Issuer, MCK, HCIT Holdings, Inc., Change Healthcare, Inc., certain entities affiliated with The Blackstone Group, L.P., certain entities affiliated with Hellman & Friedman LLC and the other parties thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Core MTS Business” means the McKesson’s Technology Solutions businesses, excluding McKesson’s Enterprise Information Solutions business and RelayHealth Pharmacy Network, as more particularly described in the Offering Circular.

“Corporate Trust Office” means the office of the Trustee at which any time its corporate trust business related to this Indenture shall be administered, which office at the date hereof is 246 Goose Lane, Suite 105, Guilford, CT 06437, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuers).

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities, note purchase agreements, agreements or indentures) providing for revolving credit loans, term loans, letters of credit, bank guarantees, notes, debt securities or other indebtedness for borrowed money, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any debt facilities, credit facilities, commercial paper facilities, debt securities, note purchase agreements, indentures, agreements or other financing arrangements that replace, refund, supplement, extend, renew, restate, amend, modify or refinance any part of the loans, notes, credit facilities, debt securities, commitments or other obligations thereunder, including any such exchange, replacement, refunding, supplemental, extended, renewed, restated, amended, modified or refinancing facility, note purchase agreement, indenture, agreement or arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided, that such increase in borrowings or issuances is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, purchasers or other holders, initial purchasers or underwriters.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Data Sublicense Agreements” means the Amended and Restated Data License Agreement, effective February 8, 2008, and the Data Sublicense Agreement, effective October 1, 2009, each as amended, restated, amended and restated, supplemented or modified from time to time, among WebMD Health Corp. and Change Healthcare Holdings, Inc. (f/k/a Emdeon Inc.) and its Affiliates relating to the processing of and use of health information.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation executed by a Financial Officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by a Financial Officer of the Issuer on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of Section 4.07(a) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Issuer shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for any Qualified Equity Interests or solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, managers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, managers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, manager’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer, any of its Subsidiaries, any Parent Company, or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Issuer, in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, manager’s, management member’s, consultant’s or independent contractor’s termination, death or disability.

“Domestic Subsidiary” means any direct or indirect Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1) increased (without duplication) by the following, in each case (other than with respect to clause (h), clause (l) and the applicable pro forma adjustments in clause (p)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including federal, foreign, state, franchise, local unitary, property, excise, value added and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) paid or accrued during such period and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income,” and, without duplication, any distributions and payments to a Parent Company in respect of any of the foregoing; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities), plus items excluded from the definition of “Consolidated Interest Expense” (including those set forth in clauses (1)(q) through (bb) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights; plus

(e) any other non-cash charges, including non-cash losses on the sale of assets and any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge in the current period and (B) to the extent the Issuer elects to add back such noncash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(g) the amount of (x) management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Support and Services Agreement (and related agreements or arrangements) or otherwise to the Investors to the extent otherwise permitted under Section 4.11 hereof (y) any fees and other compensation paid to the members of the Board of Directors of the Issuer or any

Parent Company and (z) payments made to optionholders of such Person or any Parent Company in connection with, or as a result of, any distribution or dividend being made to equityholders of such Person or any Parent Company, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution or dividend, in each case to the extent permitted under this Indenture; plus

(h) the amount of (x) “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and factually supportable and projected by the Issuer in good faith to result from actions that have been taken or with respect to which substantial steps have been taken (including prior to the Completion Date) or are expected to be taken (in the good faith determination of the Issuer) within 36 months after the Completion Date (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions and (y) “run rate” cost savings, operating expense reductions and synergies related to mergers, business combinations, acquisitions, Investments, dispositions, divestitures, other Specified Transactions and other similar transactions, restructurings, operating improvements, cost savings initiatives and other initiatives (including the restructuring, modification and renegotiation of contracts and other arrangements) that are reasonably identifiable and factually supportable and projected by the Issuer in good faith to result from actions that have been taken or with respect to which substantial steps have been taken (including prior to the Completion Date or the date of such transaction, initiative or event) or are expected to be taken (in the good faith determination of the Issuer) within 24 months after any such transaction, initiative or event (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; plus

(i) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(j) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus

(k) any costs or expense incurred by the Issuer or a Restricted Subsidiary or a Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interest of such Person (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (C) of Section 4.07(a) hereof; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) any net loss from disposed, abandoned or discontinued operations (other than, at the option of the Issuer, operations and assets held for sale or subject to any agreement to dispose of such operations or assets pending consummation of such disposition); plus

(n) Excluded Contract Amounts; plus

(o) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards No. 87, 106 and 112, and any other items of a similar nature; plus

(p) adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Summary—Summary Unaudited Pro Forma and Historical Financial and Other Data” contained in the Offering Circular, applied in good faith by the Issuer to the extent such adjustments continue to be applicable during the period in which EBITDA is being calculated; plus

(q) any payments in the nature of compensation or expense reimbursement made to independent members of any Board of Directors; and

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains (including non-cash gains on the sale of assets) increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(b) any net income from disposed, abandoned or discontinued operations (other than, at the option of the Issuer, operations and assets held for sale or subject to any agreement to dispose of such operations or assets pending consummation of such disposition); and

(3) increased or decreased (without duplication) by, as applicable, any non-cash adjustments resulting from the application of FASB Interpretation No. 45 Guarantees.

For all purposes of this Indenture, EBITDA shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma effect and adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”, without duplication.

“Echo Connect” has the meaning set forth in the Contribution Agreement.

“Echo Connect Option Agreement” means the Echo Connect Option Agreement, dated on or about the Completion Date, by and among Change Healthcare, Inc., Change Healthcare Solutions, LLC, certain entities affiliated with The Blackstone Group, L.P., certain entities affiliated with Hellman & Friedman LLC, the other equityholders of Echo Connect as set forth therein and the other parties thereto, as in effect on or about the Completion Date or as amended and replaced thereafter so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole, as compared to the Echo Connect Option Agreement as in effect on or about the Completion Date.

“Eligible Escrow Investments” means such customary short-term liquid investments in which amounts on deposit in the Escrow Account may be invested in accordance with the Escrow Agreement.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union. “Equity Holders” means the Investors, any co-investor, Management Stockholder and any other Person from time to time directly or indirectly owning any Equity Interests of the Issuer or any Parent Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock (excluding Disqualified Stock), of the Issuer or any Parent Company other than:

(1) public offerings with respect to the Issuer’s or any Parent Company’s common equity registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale or issuance that constitutes an Excluded Contribution.

“Escrow Account” means a segregated account, under the control of the Escrow Agent, that includes only cash items, U.S. Government Securities and Eligible Escrow Investments, the proceeds thereof and interest earned thereon, free from all Liens other than the Lien in favor of the Trustee for its benefit and the benefit of the Holders.

“Escrowed Proceeds” means (1) the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence, (2) any additional funds deposited from time to time to fund interest, any mandatory redemption or sinking fund payments and any other amounts on, or with respect to, such debt securities or other Indebtedness, (3) any investments in such escrow account and the proceeds thereof and (4) all interest or other income earned on the amounts held in escrow or from such investments, in each case, pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events.

“euro” means the lawful currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contract Amounts” means any payments and obligations (a) under the Tax Agreements, (b) under the Data Sublicense Agreements and (c) on account of franchise, excise and similar taxes, consideration for services performed, licensing rights and obligations, indemnities, expense reimbursements and similar amounts under the Transaction Documents, in each case, including, but not limited to, any charges, costs, expenses (including accrual or accretion of interest expense), losses and liabilities reflected on the consolidated financial statements of the Issuer in accordance with GAAP.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Issuer from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Restricted Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer (or any Parent Company to the extent contributed as common Capital Stock to the Issuer), in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by a Financial Officer of the Issuer, which are excluded from the calculation set forth in clause (C) of Section 4.07(a) hereof.

“Excluded Proceeds” means, with respect to any Required Divestiture, if after pro forma giving effect thereto and the application of Net Proceeds thereof, (i) the Consolidated Total Debt Ratio of the Issuer would be less than or equal to 5.80 to 1.00, 100.0% of the Net Proceeds from such Required Divestiture, and (ii) the Consolidated Total Debt Ratio of the Issuer would exceed 5.80 to 1.00, 100.0% of the Net Proceeds from such Required Divestiture minus the portion of such Net Proceeds, which if applied on a pro forma basis to reduce Indebtedness as contemplated by Section 4.10 hereof, would result in the Consolidated Total Debt Ratio of the Issuer being equal to 5.80 to 1.00.

“Excluded Subsidiary” means (1) any Subsidiary that is not a Wholly-Owned Subsidiary of the Issuer or a Guarantor, (2) any Foreign Subsidiary, (3) any direct or indirect Domestic Subsidiary (i) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC or (ii) substantially all of whose assets consist of capital stock and/or indebtedness of one or more (A) Subsidiaries that are CFCs or (B) other Subsidiaries described in this clause (3)(ii), and any other assets incidental thereto, (4) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law, accounting policies or by contractual obligation existing on the Completion Date (or, with respect to any Subsidiary acquired by the Issuer or a Restricted Subsidiary after the Completion Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guarantee (including any Broker-Dealer Regulated Subsidiary), or if such Guarantee would require governmental (including regulatory) or third party consent, approval, license or authorization, (5) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (6) any Captive Insurance Subsidiary, (7) any not-for-profit Subsidiary, (8) any other Subsidiary with respect to which, in the reasonable judgment of the Issuer, the burden or cost (including any adverse tax consequences to the Issuer, any of its Subsidiaries, any Parent Company or, for as long as it owns, directly or indirectly, beneficial ownership of more than 50.0% of the Equity Interests in the Issuer, MCK) of providing the Guarantee will outweigh the benefits to be obtained by the Holders therefrom and (9) each Unrestricted Subsidiary; provided that any such Subsidiary that is an Excluded Subsidiary pursuant to clause (8) above will cease to be an Excluded Subsidiary at any time such Subsidiary guarantees Indebtedness under the Senior Secured Credit Facilities or Capital Markets Indebtedness of the Issuer or the Co-Issuer or any other Guarantor.

“fair market value” means, with respect to any property, asset or liability, the fair market value of such property, asset or liability as determined by the Issuer in good faith.

“Financial Officer” means the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of the Issuer, as appropriate.

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) EBITDA of the Issuer for such Test Period to (2) the Fixed Charges of the Issuer and its Restricted Subsidiaries on a consolidated basis for such Test Period.

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation

Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable Test Period (and for the purposes of the numerator of the Consolidated Secured Debt Ratio and the Consolidated Total Debt Ratio, as if the same had occurred on the last day of the applicable Test Period), in each case, for the avoidance of doubt, subject to Section 1.07 hereof.

For purposes of making the computation referred to above, any Specified Transaction that has been consummated by the Issuer or any of its Restricted Subsidiaries during any Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of the applicable Test Period.

For purposes of this definition, whenever pro forma effect is to be given to Specified Transaction (including the Transactions), the pro forma calculations shall be made in good faith by a Financial Officer of the Issuer and may include, for the avoidance of doubt, the “run rate” cost savings, synergies and operating expense reductions projected by the Issuer in good faith to result from or relating to such Specified Transaction (including the Transactions) which is being given pro forma effect that have been or are expected to be realized based on actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken within 24 months (or, in the case of the Transactions, 36 months) (in each case as though such cost savings, synergies and operating expense reductions had been realized on the first day of the applicable period and as if such cost savings and synergies were realized for the entirety of such reference period). For purposes of this Indenture, “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the second paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means (1) generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder or (2) if elected by the Issuer by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Issuer is making such election; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS, and (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP and (y) for delivery of audited financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP. Notwithstanding the foregoing, all ratios, baskets and calculations based on GAAP or terms determined in accordance with GAAP in this Indenture shall be computed in accordance with GAAP as in effect on the Issue Date (or IFRS as of the date of such election above) or, if elected by the Issuer by written notice to the Trustee on one or more occasions after the Issue Date, GAAP (or IFRS) as in effect on the date of such notice and any such election shall be irrevocable; provided, that if the Issuer makes such election, the Issuer may elect to exclude any changes in GAAP occurring after the Issue Date (or in IFRS occurring after the date of such election above) (the “Excluded Accounting Changes”) as may be identified in such notice to the Trustee, in which case, GAAP (or IFRS) for such purposes shall be as in effect on the date specified in such notice except for the Excluded Accounting Changes, which shall not be applied in determining such ratios, baskets and calculations and any provisions of GAAP (or IFRS) affected by such Excluded Accounting Changes shall continue to be determined as in effect on the Issue Date (or IFRS as of the date of such election above). For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture and the Notes.

“Guarantor” means, from and after the Escrow Release Date, each Restricted Subsidiary of the Issuer (other than the Co-Issuer), if any, that Guarantees the Notes in accordance with the terms of this Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“H&F Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by Hellman & Friedman LLC or any Affiliate thereof, or any of their respective successors.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency, commodity or similar risks either generally or under specific contingencies.

“Holder” means, at any time, the Person in whose name a Note is registered on the Registrar’s books at such time.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness of such Person, whether or not contingent:

(a) representing the principal and premium (if any) in respect of borrowed money;

(b) representing the principal and premium (if any) in respect of debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the principal component in respect of obligations to pay the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any Parent Company appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations of the type referred to in clause (1) above of a third Person (whether or not such items would appear upon the balance sheet of such first Person), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) above of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, that the amount of any such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination, (b) the amount of such Indebtedness of such third Person and (c) the maximum amount of such Indebtedness for which such Person could be liable;

provided, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, (b) [reserved], (c) obligations under or in respect of Qualified Securitization Facilities, straight-line leases, operating leases or Sale and Lease-Back Transactions (except any resulting Capitalized Lease Obligations), (d) Excluded Contract Amounts, (e) [reserved], (f) [reserved],

(g) obligations under the Transaction Documents and (h) asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care); provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Assets or Operations” means, with respect to any Parent Company, that Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Issuer and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.0% of such Parent Company’s corresponding consolidated amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means the initial purchasers of the Notes on the Issue Date pursuant to the Purchase Agreement.

“Interest Payment Date” means March 1 and September 1 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB(or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers, members of management, independent contractors and consultants, in each case made in the ordinary course of business or consistent with industry practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 4.07 hereof:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents (or fair market value of property and assets received) by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means any of the Blackstone Funds, the H&F Funds, MCK and any of their respective Affiliates, but not including, however, in the case of the Blackstone Funds or the H&F Funds, any portfolio company thereof.

“Issue Date” means February 15, 2017.

“Issuer” means Change Healthcare Holdings, LLC (and not any of its Subsidiaries or Affiliates), until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuers’ Order” means a written request or order signed on behalf of the Issuers by an Officer of each Issuer who must be the principal executive officer, a co-president, a Financial Officer, the secretary, a co-secretary, the principal accounting officer or an executive vice president of such Issuer and delivered to the Trustee.

“Issuers” means the Issuer and the Co-Issuer, collectively.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment in respect of the Notes. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest will accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any Restricted Payment requiring irrevocable notice in advance thereof.

“LLC Agreement” means the limited liability company agreement of Change Healthcare LLC (f/k/a PF2 NewCo LLC) as in effect on the Completion Date (or as amended and replaced thereafter so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole, as compared to the LLC Agreement as in effect on the Completion Date).

“Management Stockholders” means the current and former employees and members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Issuer (or a Parent Company) who are holders of Equity Interests of the Issuer or any Parent Company on the Completion Date or will become holders of such Equity Interests in connection with the Transactions.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Issuer or any applicable Parent Company on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(viii) hereof multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“MCK” means McKesson Corporation, a Delaware corporation.

“Merger Agreement” means the Agreement and Plan of Merger dated as of December 20, 2016 by and among PF2 SpinCo, LLC, a Delaware limited liability company affiliated with MCK, HCIT Holdings, Inc. and MCK, or as amended and replaced thereafter so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole, as compared to the Merger Agreement as in effect immediately prior to such amendment or replacement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“MTI” means McKesson Technologies Inc., a Delaware corporation, which is expected to be converted into McKesson Technologies LLC, a Delaware limited liability company, on or prior to the Completion Date, or any successor of any of the foregoing.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Issuer or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or paid or payable by the Issuer or any Restricted Subsidiary, in either case, in respect of such Asset Sale, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable (including distributions described in Section 4.07(xiv)(B) hereof) as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (including taxes that are or would be imposed on the distribution or repatriation of any such Net Proceeds) (after taking into account any available tax credits or deductions and any tax sharing arrangements), Excluded Contract Amounts payable as a result of such Asset Sale, amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by Section 4.10(b)(i) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that for purposes of Section 4.10 hereof, Net Proceeds shall be deemed to exclude all Excluded Proceeds.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. Unless the context requires otherwise, all references to “Notes” for all purposes of this Indenture shall include any Additional Notes that are actually issued. Except as otherwise provided in this Indenture, the Initial Notes and the Additional Notes will be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full.

“Offering Circular” means the offering circular, dated February 3, 2017, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Co-President, any Executive Vice President, Senior Vice President, Vice President or Co-Vice President, the Treasurer, the Secretary or any Co-Secretary of a Person or any other officer of such Person designated by any such individuals. Unless otherwise indicated, Officer shall refer to an officer of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person or Persons by an Officer of such Person or Persons that meets the requirements set forth in this Indenture. Unless otherwise indicated, Officer’s Certificate shall refer to an Officer’s Certificate of any Officer of the Issuer.

“Opinion of Counsel” means a written opinion (which opinion may be subject to customary assumptions and exclusions) from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or outside counsel to, the Issuer or the Trustee.

“ordinary course of business” means activity conducted in the ordinary course of business of the Issuer and any Restricted Subsidiary.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership or limited liability company) of the Issuer so long as such Person is (a) directly or indirectly controlled by one or more of the Investors (or any group directly or indirectly controlled by one or more of the Investors) or (b) a public company (i) which owns, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer (provided that, for purposes of this clause (b), no

Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) owns more than 50.0% of the total voting power of the Voting Stock of such public company, unless the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of the Issuer), (ii) beneficial ownership of which is owned, directly or indirectly, more than 50.0% by one or more Permitted Holders or (iii) if no Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) owns, directly or indirectly, a greater beneficial ownership in such public company than the Permitted Holders; it being understood that (x) there may be more than one direct or indirect Parent Companies of the Issuer and (y) any Person that is a direct or indirect Subsidiary of any Person described above whose primary assets are the Capital Stock of the Issuer or one or more other Parent Companies shall be a Parent Company.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Holders” means (1) any of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer and (2) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Issuer or any Parent Company. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which any required Change of Control Offer is made in accordance with the requirements of this Indenture (or would have required a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the provisions of this Indenture) will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Incremental Amount” means such amount that would not result in the Consolidated Secured Debt Ratio exceeding 5.75 to 1.00 for the Issuer’s most recently ended Test Period determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred and the application of proceeds occurred on the last day of such Test Period (provided that for purposes of determining the amount that may be incurred under this definition, (I) all Indebtedness then being incurred pursuant to this definition on such date in reliance on this definition shall be deemed to be included as Consolidated Total Secured Indebtedness in clause (i) of the definition of “Consolidated Secured Debt Ratio” and (II) any cash proceeds of any new Indebtedness then being incurred shall not be netted from the numerator in the Consolidated Secured Debt Ratio for purposes of calculating the Consolidated Secured Debt Ratio under this definition for purposes of determining whether such Indebtedness can be incurred).

“Permitted Intercompany Activities” means any transactions (A) between or among the Issuer and its Restricted Subsidiaries that are entered into in the ordinary course of business of the Issuer and its Restricted Subsidiaries and, in the good faith judgment of the Issuer are necessary or advisable in connection with the ownership or operation of the business of the Issuer and its Restricted Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customer loyalty and rewards programs and (B) between or among the Issuer, its Restricted Subsidiaries and any Captive Insurance Subsidiary.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries (including guarantees of obligations of the Issuers or any Restricted Subsidiary);

(2) any Investment in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) hereof or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Completion Date or made pursuant to binding commitments in effect on the Completion Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Completion Date; provided, that the amount of any such Investment or binding commitment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Completion Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with industry practice;

(b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with, or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(c) in satisfaction of judgments against other Persons;

(d) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(e) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes;

(7) Hedging Obligations permitted under Section 4.09(b)(x) hereof;

(8) any Investment in a Similar Business having an aggregate fair market value taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding not to exceed the greater of (a) $375.0 million and (b) 35.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis) at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8);

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Company; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of Section 4.07(a) hereof;

(10) (i) guarantees of Indebtedness permitted under Section 4.09 hereof, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice and (ii) the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12 hereof;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (ii), (v), (ix) and (xxii) of Section 4.11(b) hereof);

(12) Investments consisting of (i) purchases or other acquisitions of inventory, supplies, material, services, equipment or similar assets or (ii) the licensing or contribution of intellectual property in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(13) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $375.0 million and (b) 35.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis) at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith;

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants, members of management, independent contractors and managers not in excess of $40.0 million outstanding in the aggregate;

(16) loans and advances to employees, directors, officers, managers, members of management, independent contractors and consultants (a) for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with industry practice or (b) to fund such Person’s purchase of Equity Interests of the Issuer or any Parent Company and any taxes resulting from such purchase;

(17) advances, loans or extensions of trade credit in the ordinary course of business or consistent with industry practice by the Issuer or any of its Restricted Subsidiaries;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;

(20) Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;

(22) repurchases of Notes;

(23) Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers;

(24) Investments consisting of promissory notes issued by the Issuer or any Restricted Subsidiary to future, present or former officers, directors and employees, managers, members of management, independent contractors or consultants of the Issuer or any of its Subsidiaries (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Company, to the extent the applicable Restricted Payment is a permitted by Section 4.07 hereof;

(25) Investments (i) by any Captive Insurance Subsidiary made in the ordinary course of its business or consistent with industry practice, and (ii) in any Captive Insurance Subsidiary in the ordinary course of business or consistent with industry practice or required under statutory or regulatory authority applicable to such Captive Insurance Subsidiary;

(26) Investments made in connection with Permitted Intercompany Activities and related transactions;

(27) Investments made as part of, to effect or resulting from, the Transactions;

(28) Investments made after the Completion Date in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Completion Date;

(29) Investments in Unrestricted Subsidiaries and joint ventures of the Issuer or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (29) that are at that time outstanding, not to exceed the greater of (a) $375.0 million and (b) 35.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis) at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (29) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (29);

(30) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(31) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;

(32) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of the Issuer and its Subsidiaries;

(33) Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;

(34) loans and advances to any Parent Company in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such Parent Company in accordance with Section 4.07 hereof at such time, such Investment being treated for purposes of the applicable clause of Section 4.07 hereof including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(35) any other Investments if on a pro forma basis after giving effect to such Investment, the Consolidated Total Debt Ratio would be equal to or less than 5.80 to 1.00 as of the last day of the Test Period most recently ended;

(36) the acquisition of Echo Connect in accordance with the terms of the Echo Connect Option Agreement; and

(37) Eligible Escrow Investments.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) (i) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case, for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate actions and (ii) other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit, bank guarantees or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with industry practice;

(5) minor survey exceptions, minor encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, and exceptions on title policies insuring liens granted on Mortgaged Properties (as defined in the Senior Secured Credit Facilities);

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (iv), (xii), (xiii), (xiv), (xxiii) or (xxv) of Section 4.09(b) hereof; provided, that (a) Liens securing Obligations relating to any Indebtedness to be incurred pursuant to clause (iv) of Section 4.09(b) hereof extend only to the assets so purchased, leased or improved and proceeds and products thereof (provided that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty); (b) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (xiii) of Section

4.09(b) hereof relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets that secured the Indebtedness being refinanced, plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred under clauses (iii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing), (iv) or (xii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing) of Section 4.09(b) hereof; (c) Liens under this clause (6) securing Indebtedness permitted to be incurred pursuant to clause (xiv) of Section 4.09(b) hereof shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, after-acquired property and replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Issuer or any Restricted Subsidiary, in any transaction to which such Indebtedness relates; and (d) Liens securing Indebtedness permitted to be incurred pursuant to clauses (xxiii) and (xxv) of Section 4.09(b) hereof shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries of the Issuer that are not Guarantors;

(7) Liens existing, or provided for under binding contracts existing, on the Completion Date (excluding Liens under the Senior Secured Credit Facilities), including Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the obligations to which such Lien relates;

(9) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) that secured the obligations to which such Liens relate;

(10) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(11) Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances, bank guarantees or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business or consistent with industry practice which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(15) Liens in favor of the Issuer, the Co-Issuer or any Guarantor;

(16) Liens on vehicles or equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with industry practice;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modifications, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), this clause (18) and clause (39) of this definition; provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), this clause (18) and clause (39) of this definition at the time the original Lien became a Permitted Lien under this Indenture, (ii) any accrued and unpaid interest on the Indebtedness being so modified, refinanced, extended, replaced, refunded or renewed and (iii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest), penalties or similar amounts related to such modification, refinancing, refunding, extension, renewal or replacement (including with respect to such new Indebtedness);

(19) deposits made or other security provided in the ordinary course of business or consistent with industry practice to secure liability to insurance carriers or self-insurance arrangements;

(20) Liens securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (a) $250.0 million and (b) 25.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis) at the time of such incurrence;

(21) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under clause (v) of Section 6.01(a) hereof;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with industry practice;

(24) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with industry practice, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture;

(26) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business (or consistent with industry practice) and not for speculative purposes;

(27) Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(28) Liens securing Obligations under the Senior Secured Credit Facilities;

(29) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(31) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Indenture;

(32) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(33) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(35) Liens on the assets of non-guarantor Restricted Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of this Indenture to be incurred;

(36) Liens on cash advances in favor of the seller (or its representative or agent) of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment;

(37) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sub-lessor, franchisor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, franchisor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(38) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business or consistent with industry practice to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(39) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to Section 4.09 hereof (including, without limitation, Indebtedness incurred under one or more Credit Facilities) so long as after giving pro forma effect to such incurrence and such Liens, the Consolidated Secured Debt Ratio shall be equal to or less than 5.75 to 1.00 for the Issuer’s most recently ended Test Period immediately preceding the date on which such Lien is incurred;

(40) Liens securing obligations in respect of Indebtedness and other Obligations under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Section 4.09(b)(i) hereof;

(41) (i) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, and (ii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(42) Liens on assets deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets if such sale is otherwise permitted under this Indenture;

(43) Liens on cash and Cash Equivalents that are earmarked to be used to defease, redeem, satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be defeased, redeemed, satisfied or discharged, (b) such Liens extend solely to such cash and/or Cash Equivalents (and any interest or other income thereon) and the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be defeased, redeemed, satisfied or discharged, and (c) the defeasance, redemption, satisfaction or discharge of such Indebtedness is not prohibited by this Indenture;

(44) Liens in connection with a Sale and Lease-Back Transaction;

(45) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Indenture;

(46) Liens securing guarantees of any Indebtedness or other obligations otherwise permitted to be secured by a Lien under this Indenture;

(47) Liens securing Obligations in respect of the Notes and the Guarantees;

(48) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(49) Liens on any funds or securities held in escrow accounts established for the purpose of holding proceeds from issuances of debt securities by the Issuer or any of its Restricted Subsidiaries issued after the Completion Date, together with any additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities within 360 days of their issuance; provided that such Liens do not extend to any assets other than such proceeds and such additional funds;

(50) Liens on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by the Issuer or any Restricted Subsidiary; and

(51) prior to the Escrow Release Date, Liens on escrow property securing the Notes.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Issuer’s or its Restricted Subsidiaries’ or any Parent Company’s initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and Exchange Act.

“Purchase Agreement” means that certain Purchase Agreement, dated as of February 3, 2017, between the Issuers and Goldman, Sachs & Co., as representative of the several Initial Purchasers listed on Annex A thereto.

“Purchase Money Obligations” means any Indebtedness incurred or issued, to finance or refinance the purchase, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal) or assets, and whether directly or indirectly, including through the acquisition of the Capital Stock of any Person.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means Equity Interests that are not Disqualified Stock.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the Board of Directors or management of the Issuer shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Issuer and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) or (b) constituting a receivables or payables financing or factoring facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” means, for the interest payable on any applicable Interest Payment Date, the February 15 and August 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business or any securities of a Person received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary; provided that any such securities shall not be deemed to be Related Business Assets, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Required Divestiture” means an Asset Sale made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer in order to obtain the approval of any applicable antitrust authority, in connection with the Transactions or any acquisition permitted under this Indenture.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including the Co-Issuer and any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act. “Rule 144A” means Rule 144A promulgated under the Securities Act. “Rule 903” means Rule 903 promulgated under the Securities Act. “Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any of one or more receivables, factoring or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable, payables or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable, payables or Securitization Assets or assets related thereto to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under the Senior Secured Credit Facilities, the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Completion Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, bank guarantees, acceptances or other similar instruments;

(2) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of the Issuer’s Restricted Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business or consistent with industry practice;

(d) any Indebtedness or other Obligation of such Person which is contractually subordinated in right of payment to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Secured Credit Facilities” means, collectively, the term loan facility, the revolving facility and any other credit facilities from time to time under that certain Credit Agreement, to be dated on or about the Completion Date, by and among the Issuer, Bank of America, N.A., as the administrative agent, and the lenders and other entities party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more debt securities, loans, notes, indentures, note purchase agreements, agreements, credit facilities or commercial paper facilities with banks or other institutional lenders, or investors, whether or not secured, that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing debt securities, loans, notes, indentures, note purchase agreements, agreements, credit facilities or commercial paper facilities that increase the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date; provided that notwithstanding the foregoing, in no event will any Securitization Subsidiary be considered a Significant Subsidiary for purposes of clauses (v), (vi) or (vii) under Section 6.01(a) hereof.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Issuer or any of its Restricted Subsidiaries on the Completion Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged or propose to be engaged on the Completion Date.

“Specified TMA Payments” means any payments or obligations allocated to Spinco (as defined in the Tax Matters Agreement) (or successor thereof) under Section 4(c)(iii) or Section 4(c)(iv) of the Tax Matters Agreement.

“Specified Transaction” means (i) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Issuer, in each case, in connection with an acquisition or Investment, (ii) any designation of operations or assets of the Issuer or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (iii) any Investment that results in a Person becoming a Restricted Subsidiary, (iv) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Indenture, (v) any purchase or other acquisition of a business of any Person, or assets constituting a business unit, line of business or division of any Person, (vi) any disposition (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Issuer or (b) of a business, business unit, line of business or division of the Issuer or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise, (vii) any operational changes identified by the Issuer that have been made by the Issuer or any Restricted Subsidiary during the Test Period or (viii) any Restricted Payment or other transaction that by the terms of this Indenture requires a financial ratio to be calculated on a pro forma basis.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on the Issuer’s or any Restricted Subsidiary’s financial statements.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Issuer.

“Support and Services Agreement” means the management services or similar agreements among one or more of the Investors or certain of the management companies associated with one or more of the Investors or their advisors, if applicable, and the Issuer (and/or any Parent Company), as in effect from time to time.

“Tax Agreements” means, collectively, the Tax Receivables Agreements and the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, substantially in the form attached as Exhibit E to the LLC Agreement, as in effect on or about the Completion Date or as amended and replaced thereafter so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole, as compared to the Tax Matters Agreement in the form attached as Exhibit E to the LLC Agreement as in effect on or about the Completion Date.

“Tax Receivable Agreements” means, collectively, (i) the Amended and Restated Tax Receivable Agreement (Reorganizations), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc., H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P., (ii) the Amended and Restated Tax Receivable Agreement (Exchanges), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc., H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P., (iii) the Tax Receivable Agreement (Management) by and among Change Healthcare Holdings, Inc. and the persons named therein, dated August 17, 2009, as amended by the First Amendment to Tax Receivable Agreement (Management), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc. and the parties named thereto, (iv) the Tax Receivable Agreement dated on or about the Completion Date, by and among HCIT Holdings, Inc., Change Healthcare, Inc., Change Healthcare LLC, certain entities affiliated with The Blackstone Group, L.P., certain entities affiliated with Hellman & Friedman LLC and the other parties thereto and (v) the Tax Receivable Agreement dated as on or about the Completion Date, by and among Change Healthcare LLC, HCIT Holdings, Inc., MCK, certain of MCK’s wholly-owned direct and indirect subsidiaries and the other parties thereto, in each case as in effect on or about the Completion Date or as amended and replaced thereafter so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole, as compared to the Tax Receivable Agreements as in effect on or about the Completion Date.

“Test Period” in effect at any time means the Issuer’s most recently ended four consecutive fiscal quarters for which internal financial statements are available (as determined in good faith by the Issuer); provided that prior to the first date on which internal financial statements are available (as determined in good faith by the Issuer) for the four consecutive fiscal quarters ended on June 30, 2017, the Test Period in effect will be the period of four consecutive fiscal quarters of the Issuer ended September 30, 2016.

“Transaction Documents” means, collectively, (a) the Transaction Documents (as defined in the Contribution Agreement), (b) the Merger Agreement and (c) any other document contemplated by any of the foregoing, in each case, as in effect on or about the Completion Date (or in substantially the form of such Transaction Document attached to the Contribution Agreement or other Transaction Document as in effect on or about the Completion Date), together with any amendment, modification, supplement, substitution or replacement thereof or thereto so long as such amendment, modification, supplement, substitution or replacement (when taken as a whole) is not materially disadvantageous, in the good faith judgment of the Issuer, to the Holders as compared to the Transaction Documents as in effect immediately prior thereto (or in substantially the form of such Transaction Document attached to the Contribution Agreement or other Transaction Document as in effect on or about the Completion Date).

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Investors, the Issuer or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions, if any, payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock, expenses in connection with hedging transactions related to the Senior Secured Credit Facilities and any original issue discount or upfront fees), the Support and Services Agreement, this Indenture, the Loan Documents (as defined in the Senior Secured Credit Facilities) and the transactions contemplated hereby and thereby.

“Transactions” means the Contribution (including payment of the consideration for the Contribution and other payments contemplated by the Contribution Agreement), the borrowings under the Senior Secured Credit Facilities and the repayment and refinancing of certain Indebtedness and other obligations on or prior to the Completion Date, the issuance of the Notes on the Issue Date and the guarantees thereof and the application of the proceeds therefrom, the payment of Transaction Expenses, the making of certain Restricted Payments of the nature described in the Offering Circular that are related to the Transactions and other transactions in connection therewith or incidental thereto in the nature described in the Offering Circular.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa77bbbb).

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the applicable Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer other than the Co-Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that:

(1) either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if the Subsidiary to be so designated has total consolidated assets in excess of $1,000, such designation complies with Section 4.07 hereof; and

(2) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary).

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary at any time; provided, that, immediately after giving effect to such designation, (i) no Default shall have occurred and be continuing and (ii) (x) any outstanding Indebtedness of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 4.09 hereof (including pursuant to Section 4.09(b)(xiv) treating such redesignation as an acquisition for the purpose of such clause) and shall be deemed to be incurred thereunder and (y) all Liens encumbering the assets of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 4.12 hereof and shall be deemed to be incurred thereunder, in each case calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any committee thereof after giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment; by

(2) the sum of all such payments;

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Advance Offer”	4.10
“Advance Portion”	4.10
“Affiliate Transaction”	4.11
“Applicable Indebtedness”	1.01
“Applicable Premium Deficit”	8.04
“Asset Sale Offer”	4.10
“Authentication Agent”	2.02
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.17
“DTC”	2.03
“ERISA”	2.06
“equity incentives”	1.01
“Escrow Agent”	4.18
“Escrow Agreement”	4.18
“Escrow Guarantees”	4.18
“Escrow Release Date”	4.18
“Escrow Release Conditions”	4.18
“Escrow Termination Date”	3.10
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Charge Coverage Test”	4.07
“Foreign Disposition”	4.10
“incur” and “incurrence”	4.09
“LCT Election”	1.06
“LCT Test Date”	1.06
“Legal Defeasance”	8.02
“Note Register”	2.03

Term	Defined in Section
“Offer Amount”	3.08
“Offer Period”	3.08
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“primary obligations”	1.01
“primary obligor”	1.01
“Purchase Date”	3.08
“Redemption Date”	3.01
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Release”	4.18
“Restricted Payments”	4.07
“Reversion Date”	4.17
“Second Commitment”	4.10
“Special Mandatory Redemption”	3.10
“Special Mandatory Redemption Date”	3.10
“Special Mandatory Redemption Event”	3.10
“Special Mandatory Redemption Price”	3.10
“Successor Co-Issuer”	5.01
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.17
“Suspension Date”	4.17
“Suspension Period”	4.17
“Tax Group”	4.07
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.07

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “shall” and “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(l) words used herein implying any gender shall apply to both genders;

(m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”; and

(n) the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater.

Section 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuers may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

Section 1.05. Timing of Payment. Notwithstanding anything herein to the contrary, if the date on which any payment is to be made pursuant to this Indenture or the Notes is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day and the amount of any such payment that is an interest payment will reflect accrual only through the original payment date and not through the next succeeding Business Day.

Section 1.06. Limited Condition Transactions. When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any (or any type of) continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment or similar event), and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments).

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

Section 1.07. Certain Compliance Calculations. Notwithstanding anything to the contrary herein (except as set forth in the proviso to clause (c)(i) of Section 4.09 hereof), in the event any item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (any of the foregoing in a single transaction or a series of substantially concurrent related transactions) meets the criteria of one or more than one categories of exceptions, thresholds or baskets under this Indenture, including any financial ratio based exceptions, thresholds or baskets (including the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio), (1) unless otherwise expressly provided in this Indenture, the Issuer will, in its sole discretion, be entitled to divide and classify and later re-divide and reclassify on or more occasions (based on circumstances existing on the date of any such re-division and reclassification) any such item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action, in whole or in part, among one or more than one categories of exceptions, thresholds or baskets under this Indenture, and (2) availability and utilization of any category of financial ratio based exceptions, thresholds and baskets shall first be calculated without giving effect to amounts to be utilized under any other category of exceptions, thresholds and baskets at such time of determination (including at the time of any initial division and classification and any later re-divisions and reclassifications) and thereafter, availability and utilization of any category of exceptions, thresholds and baskets that are not financial ratio based shall be calculated. Each item of item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action will be deemed to have been incurred, issued, made or taken first, to the extent available, pursuant to any available categories of financial ratio based exceptions, thresholds and baskets (including the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio) as set forth above prior to any other category of exceptions, thresholds and baskets. If any item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (or any portion of the foregoing) previously divided and classified (or re-divided and reclassified) as set forth above under any category of non-financial ratio based exceptions, thresholds or baskets could subsequently be re-divided and reclassified under a category of financial ratio based exceptions, thresholds or baskets (including the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio), such re-division and reclassification shall be deemed to occur automatically and such item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (or any portion of the foregoing) shall cease to be deemed made or outstanding for purposes of any category of exceptions, thresholds and baskets that are not financial ratio based. Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility prior to or in connection therewith.

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto, including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Notes issued in definitive form shall be substantially in the form of Exhibit A hereto, but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the applicable Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Following (i) the termination of the applicable Restricted Period and (ii) the receipt by the Trustee of (A) a certification or other evidence in a form reasonably acceptable to the Issuers of non-United States beneficial ownership of 100.0% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing the Private Placement Legend, all as contemplated by Section 2.06(b) hereof) and (B) an Officer’s Certificate from the Issuers, the Trustee shall remove the Regulation S Temporary Global Note Legend from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, or a supplemental indenture to this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuers pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Subject to compliance with Section 4.09 hereof, the Issuers may issue Additional Notes from time to time ranking pari passu with the Initial Notes without notice to or consent of the Holders, and such Additional Notes shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes, except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuers), subject to the Issuers’ right to issue Additional Notes of a different series as set forth in the next paragraph; provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number or ISIN number, as applicable. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture.

The Issuers may designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the Initial Notes will constitute a different series of Notes from the Initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as the Initial Notes will be treated as the same series as the Initial Notes unless otherwise designated by the Issuers. The Issuers similarly may vary the application of related other provisions (including the issue price and any applicable original issue discount legend) to any series of Additional Notes.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02. Execution and Authentication. At least one Officer of each of the Issuer and the Co-Issuer shall execute the Notes on behalf of the Issuer and the Co-Issuer, as applicable, by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer of the Issuer or the Co-Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuers’ Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent (an “Authentication Agent”) acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authentication Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03. Registrar, Transfer Agent and Paying Agent. The Issuers shall maintain (i) an office or agency where the Notes may be presented for registration (the “Registrar”), which shall be Wilmington Trust, National Association as of the date of this Indenture, (ii) an office or agency where Notes may be presented for transfer or for exchange (the “Transfer Agent”), which shall be Wilmington Trust, National Association as of the date of this Indenture, and (iii) an office or agency where the Notes may be presented for payment (the “Paying Agent”), which shall be Wilmington Trust, National Association as of the date of this Indenture. The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange in accordance with the rules and procedures of DTC. The registered Holder of a Note will be treated as the owner of such Note for all purposes and only registered Holders shall have rights under this Indenture and the Notes. The Issuers may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee or an affiliate of the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuers initially appoint The Depository Trust Company, its nominees and successors (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Paying Agent, Transfer Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuers will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Section 2.04. Paying Agent to Hold Money in Trust. The Issuers shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary thereof or the Trustee) shall have no further liability for the money. If the Issuer or a Subsidiary thereof acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer or the Co-Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless, and, if applicable, subject to the limitation on issuance of Definitive Notes set forth in Section 2.06(c)(ii), (i) the Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuers within 120 days, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes may not be exchanged for Definitive Notes prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B)), (iii) upon the request of a Holder if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes, or (iv) the Trustee has received a written request by or on behalf of the Depositary to issue Definitive Notes. Upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events described in clause (i), (ii), (iii) or (iv) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (x) the expiration of the applicable Restricted Period therefor and (y) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

(A) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) or (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuer, the Co-Issuer or any of their Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except transfers pursuant to clause (F) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certifications of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (iii), if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuer, the Co-Issuer or any of their Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (ii), if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.06(d)(ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (ii), if the Issuers so request, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE

ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”).] THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL, OR OTHERWISE TRANSFER SUCH SECURITY PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

Except as permitted by subparagraph (B) below, each Global Note and Definitive Note issued in a transaction exempt from registration pursuant to Regulation S shall also bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), EXCEPT IN COMPLIANCE WITH RULE 144A (“RULE 144A”) UNDER THE SECURITIES ACT (SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A) TO A PERSON THE HOLDER HEREOF REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) (A “QIB”) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QIB, IN EACH CASE TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE UPON RULE 144A, AND UPON DELIVERY OF THE CERTIFICATIONS REQUIRED BY THE INDENTURE REFERRED TO HEREIN.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence of the first paragraph if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS

PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY ACQUIRING THIS NOTE OR ANY INTEREST THEREIN, EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT AND WARRANT THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER OR TRANSFEREE TO ACQUIRE OR HOLD THE NOTES CONSTITUTES ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT OR (B) THE ACQUISITION AND HOLDING OF THE NOTES BY SUCH HOLDER OR TRANSFEREE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global

Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 4.10, 4.14 and 9.04 hereof).

(iii) Neither the Registrar nor the Issuers shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the delivery of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day such notice of redemption is sent, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(iv) Neither the Registrar nor the Issuers shall be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02 hereof, the Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) Neither the Trustee nor the Registrar shall have any duty to monitor any Issuer’s compliance with or have any responsibility with respect to any Issuer’s compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depositary’s Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture or the Notes and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi) The Issuer, the Trustee, and the Registrar reserve the right to require the delivery by any Holder or purchaser of a Note of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer of any Restricted Global Note or Restricted Definitive Note is being made in compliance with the Securities Act or the Exchange Act, or rules or regulations adopted by the SEC from time to time thereunder, and applicable state securities laws.

Section 2.07. Replacement Notes. If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuers, or (y) the Issuers and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuers shall issue and the Trustee, upon receipt of an Authentication Order and satisfaction of any other requirements of the Trustee, shall authenticate a replacement Note. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of both (i) the Trustee to protect the Trustee and (ii) the Issuers to protect the Issuers, the Trustee, any Agent and any Authentication Agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer, the Co-Issuer or a Guarantor or an Affiliate of the Issuer, the Co-Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture shall not be deemed to be outstanding for purposes hereof.

If the principal amount of any Note is considered paid under Section 4.01 hereof, such Note shall cease to be outstanding and interest thereon shall cease to accrue.

If a Paying Agent (other than the Issuer, the Co-Issuer or a Guarantor or an Affiliate of the Issuer, the Co-Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding (including for accounting purposes) and shall cease to accrue interest on and after such date.

Section 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, the Co-Issuer or by any Affiliate of the Issuer or the Co-Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer, the Co-Issuer or a Guarantor or any Affiliate of the Issuer, the Co-Issuer or a Guarantor.

Section 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in its customary manner (subject to the record retention requirements of the Exchange Act). Certification of the cancellation of all cancelled Notes shall be delivered to the Issuers upon their written request therefor. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest. If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuers shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuers shall promptly notify the Trustee of any such special record date. At least 15 days before any such special record date, the Issuers (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed, first-class postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. CUSIP Numbers; ISINs. The Issuers in issuing the Notes may use CUSIP numbers and ISINs (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP numbers and ISINs in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers or ISINs.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, the Issuer shall furnish to the Trustee, at least two Business Days (unless waived or a shorter notice shall be agreed to by the Trustee) before notice of redemption is required to be delivered or mailed to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the date of redemption, which shall be selected by the Issuers in their discretion, subject to any limitations set forth herein (as such date may be delayed pursuant to Section 3.07(f) hereof, the “Redemption Date”), (c) the principal amount of the Notes to be redeemed and (d) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on an exchange (if such listing is known to the Trustee), in compliance with the requirements of such exchange or (b) if the Notes are not listed on an exchange (or it is not known to the Trustee that the Notes are listed on an exchange), on a pro rata basis to the extent practicable, or, if a pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem fair and appropriate and otherwise in accordance with the Applicable Procedures to the extent applicable. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and no Notes in denominations of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption. Subject to Section 3.07(e) and Section 3.08 hereof, the Issuers shall send electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days (except as set forth in Section 3.07(f) or in connection with a Special Mandatory Redemption described in Section 3.10) but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof or under the circumstances described in Section 3.07(f) hereof. Notices of redemption may, at the Issuers’ discretion, be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Definitive Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP number and ISIN, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP number or ISIN that is listed in such notice or printed on the Notes; and

(i) any condition to such redemption.

In addition, any notice of redemption may include additional information, including any information pursuant to Section 3.07(f) hereof, and any redemption may be subject to delay as provided in Section 3.07(f) hereof.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name (or, if permitted to be performed by another Person, the name of such Person) and at their expense; provided that the Issuers shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be delivered electronically, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If the Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuers shall notify the exchange of any such redemption and, if applicable, of the principal amount of any Notes outstanding following any partial redemption of Notes.

Section 3.04. Effect of Notice of Redemption. A notice of redemption, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Notes or portions of Notes called for redemption shall become due and payable on the Redemption Date, subject to satisfaction of any conditions specified in the notice. Subject to Section 3.05 hereof, on and after the Redemption Date, unless the Issuer defaults in the payment of the redemption price, interest shall cease to accrue on the Notes called for redemption.

Section 3.05. Deposit of Redemption Price.

(a) Prior to noon (New York City time), on the Redemption Date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuers comply with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes called for redemption. If a Note is redeemed on or after an applicable Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date in accordance with Applicable Procedures. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, upon request, the Issuers shall issue and the Trustee shall authenticate for the Holder, at the expense of the Issuers, a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a minimum principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything to the contrary in this Indenture, only an Authentication Order and an Officer’s Certificate and not an Opinion of Counsel are required for the Trustee to authenticate such new Note.

Section 3.07. Optional Redemption.

(a) Except as set forth in clauses (b), (d) and (e) of this Section 3.07, the Notes will not be redeemable at the Issuers’ option prior to March 1, 2020.

(b) At any time prior to March 1, 2020, the Issuers may, at their option and on one or more occasions, redeem all or a part of the Notes, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to the sum of (A) 100.0% of the principal amount of the Notes redeemed, plus (B) the Applicable Premium as of the Redemption Date, plus (C) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(c) On and after March 1, 2020, the Issuers may, at their option and on one or more occasions, redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelvemonth period beginning on March 1 of each of the years indicated below:

Year	Notes Redemption Percentage
2020	102.875%
2021	101.438%
2022 and thereafter	100.000%

(d) In addition, at any time prior to March 1, 2020, the Issuers may, at their option, upon notice in accordance with Section 3.03 hereof, on one or more occasions, redeem an aggregate principal amount of the Notes (including, for the avoidance of doubt, any Additional Notes) issued under this Indenture not to exceed an amount equal to the aggregate net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer at a redemption price (as a percentage of principal amount of the Notes to be redeemed) of 105.75%, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling on or prior to the Redemption Date; provided, that (i) the amount redeemed shall not exceed 40% of the aggregate principal amount of the Notes issued under this Indenture; (ii) at least 50% of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (iii) each such redemption occurs within 180 days of the date of closing of the applicable Equity Offering or contribution.

(e) Notwithstanding the foregoing, in connection with any Change of Control Offer, Asset Sale Offer or other tender offer for the Notes, if Holders of not less than 90.0% in aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such Change of Control Offer, Asset Sale Offer or other tender offer and the Issuers, or any third party making such Change of Control Offer, Asset Sale Offer or other tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer, Asset Sale Offer or other tender offer plus, to the extent not included in the Change of Control Offer, Asset Sale Offer or other tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date or purchase date.

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Notice of any redemption, whether in connection with an Equity Offering, Change of Control, Asset Sale, other transaction or event or otherwise, may, at the Issuers’ discretion, be given prior to the completion or occurrence thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event, as the case may be. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time (which may be more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the Redemption Date, or by the Redemption Date so delayed, or that such notice may be rescinded at any time in the Issuer’s discretion if the Issuers determine that any or all of such conditions will not be satisfied. For the avoidance of doubt, if any Redemption Date shall be delayed pursuant to this Section 3.07 and the terms of the applicable notice of redemption, such Redemption Date as so delayed may occur at any time after the original Redemption Date set forth in the applicable notice of redemption and after the satisfaction of any applicable conditions precedent, including, without limitation, on a date that is less than 10 days after the original Redemption Date and/or more than 60 days after the date of the applicable notice of redemption. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

(g) The Issuers, the Investors and their respective Affiliates may, at their discretion, at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, in the open market, negotiated transactions, or otherwise.

(h) The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

Section 3.08. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuers shall be required to commence an Asset Sale Offer, the Issuers shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable, with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuers shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.08 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000 and in integral multiples of $1,000 in excess thereof;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuers, the Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the tenth Business Day prior to the expiration date of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes or the Pari Passu Indebtedness, as the case may be, surrendered by the holders thereof exceeds the Offer Amount, the Issuers shall purchase such Notes and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness, as the case may be, tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in an amount not less than $2,000 or integral multiples of $1,000 in excess thereof are purchased); and

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; provided that new Notes will only be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(e) On or before the Purchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.08, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, only an Officer’s Certificate and not an Opinion of Counsel is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) Prior to noon (New York City time) on the Purchase Date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.08 or Section 4.10 hereof, any purchase pursuant to this Section 3.08 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.6 and Section 3.07(e) and (f) hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

Section 3.09. Mandatory Redemption. Other than in accordance with Section 3.10, the Issuers shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes.

Section 3.10. Special Mandatory Redemption.

(a) In the event that (a) the Escrow Agent shall not have received the Officer’s Certificate described in Section 4.18(c) on or prior to July 6, 2017 (the “Escrow Termination Date”) or (b) the Issuer shall notify the Escrow Agent in writing that the Issuer has determined that the Escrow Release Date will not occur on or prior to the Escrow Termination Date (each such event described in clauses (a) and (b) above being a “Special Mandatory Redemption Event”), the Issuer will redeem all of the Notes (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to 100.0% of the original issue price of the Notes plus accrued and unpaid interest from the Issue Date to, but excluding, the date that is three (3) Business Days after the Special Mandatory Redemption Event (such date, the “Special Mandatory Redemption Date”), which Special Mandatory Redemption Date shall be no later than July 11, 2017.

(b) Notice of the occurrence of a Special Mandatory Redemption Event will be given by the Issuers at least two Business Days prior to the Special Mandatory Redemption Date, to the Trustee, the Escrow Agent and DTC. On the Special Mandatory Redemption Date, funds will be released from the Escrow Account to permit the Issuers to consummate the Special Mandatory Redemption.

(c) If at any time the Escrow Account contains funds having an aggregate value, when taken together with the amount of interest on the Notes guaranteed by the Escrow Guarantees, in excess of the then applicable Special Mandatory Redemption Price, such excess cash may be released to the Issuer, at the written direction of the Issuer.

(d) By its acceptance of the Notes, each Holder shall be deemed to authorize and direct the Trustee to enter into and perform its obligations under, if any, the Escrow Agreement.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes. The Issuers, jointly and severally shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, the Co-Issuer or a Guarantor or an Affiliate of the Issuer, the Co-Issuer or a Guarantor, holds as of noon (New York City time) on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Paying Agent shall not be obliged to make any payment until such time as it has received sufficient funds in order to make such payment.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency. The Issuers shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03. Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuer will furnish to the Trustee and the Holders the following reports:

(1) (x) all annual and quarterly financial statements that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of the Issuer, if the Issuer were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (y) with respect to the annual financial statements only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2) all information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.06, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Items 10, 402 and 601 of Regulation S-K) as in effect on the Issue Date if the Issuer were required to file such reports;

provided, however, that (A) no such report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries or any Parent Company) and any director, manager or executive officer of the Issuer (or any of its Subsidiaries or any Parent Company), (B) the Issuer shall not be required to make available any information regarding the occurrence of any of the events set forth in clause (2) above if the Issuer determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, or financial position of the Issuer and its Restricted Subsidiaries taken as a whole; (C) no such report will be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein; (D) no such report will be required to comply with Regulation S-X, including, without limitation, Rule 3-10 thereof; (E) no such report will be required to provide any information that is not otherwise similar to information currently included in the Offering Circular; (F) in no event will such reports be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits under the SEC rules, except for agreements evidencing material Indebtedness (excluding any schedules thereto); (G) trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuer may be excluded from any disclosures; (H) no such report will be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307, 308 and 308T of Regulation S-K; and (I) such information will not be required to contain any “segment reporting.”

All such reports shall be furnished within 15 days after the following: (1) in the case of annual reports, 90 days after the end of the fiscal year to which they relate, except in the case of annual reports for the fiscal years ending March 31, 2017 and March 31, 2018, 135 days after the end of such fiscal year; (2) in the case of quarterly reports, 60 days after the end of the fiscal quarter to which they relate, except in the case of quarterly reports for the first six fiscal quarters ending after the Completion Date, 90 days after the end of such fiscal quarters; and (3) in the case of current reports, the date on which such current report would have been required to be reported pursuant to the SEC’s rules and regulations for reporting companies under the Exchange Act.

Notwithstanding the foregoing, with respect to the fiscal years ended March 31, 2017 and March 31, 2018: (a) if the Completion Date occurs after the first day of such fiscal year, the annual financial statements required to be furnished shall be limited to: (i) the audited financial statements of the Issuer for the period commencing on the Completion Date and ending on the last day of such fiscal year; (ii) the audited financial statements of Change Healthcare Holdings, Inc. for the periods commencing on (x) January 1, 2016 and ending on December 31, 2016, (y) January 1, 2017 and ending on the earlier of March 31, 2017 and the date immediately preceding the Completion Date and (z) if the Completion Date occurs after April 1, 2017, April 1, 2017 and ending on the date immediately preceding the Completion Date; and (iii) the audited financial statements of the Core MTS Business for the periods commencing on (x) April 1, 2016 and ending on the earlier of March 31, 2017 and the date immediately preceding the Completion Date and (y) if the Completion Date occurs after April 1, 2017, April 1, 2017 and ending on the date immediately preceding the Completion Date; provided, that notwithstanding the foregoing, at the sole election of the Issuer, the Issuer may satisfy its obligations with respect to the audited financial statements relating to the Core MTS Business for any periods specified in this clause (a)(iii) by furnishing the audited financial statements relating to MTI if such audited financial statements relating to MTI are accompanied by an unaudited balance sheet and statement of operations of the Core MTS Business for such periods on a stand-alone basis and a schedule or narrative describing at a reasonable level of detail significant differences between the financial information relating to MTI on the one hand, and the financial information relating to the Core MTS Business, on the other hand; (b) quarterly financial statements shall be furnished commencing with the first full fiscal quarter completed after the Completion Date (and not for any prior fiscal quarters); provided, that if the Completion Date occurs after April 1, 2017, such first full fiscal quarter financial statements shall also include financial information for the period beginning on the Completion Date and ending on the last day of such fiscal quarter, (c) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” shall be furnished commencing with the fiscal quarter ending September 30, 2017 (and not for any prior fiscal periods or financial statements); and (d) comparative presentation of financial statements or financial data shall be furnished commencing with the financial statements furnished or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the fiscal quarter ending September 30, 2018 (and not for any prior fiscal periods or financial statements).

The Issuer will be deemed to have furnished the reports referred to in subclauses (1) and (2) above if the Issuer or any Parent Company has filed reports containing such information with the SEC.

If the Issuer or any Parent Company does not file reports containing such information with the SEC, the Issuer will make available such information and such reports to the Trustee under this Indenture, to any Holder and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any Holder, any bona fide prospective investor in the Notes (which prospective investors will be limited to QIBs that certify their status as such to the reasonable satisfaction of the Issuer), any bona fide securities analyst (to the extent providing analysis of investment in the Notes to investors and prospective investors therein) or any bona fide market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Issuer shall post such information thereon and make readily available any password or other login information to any such prospective holder, securities analyst or market maker.

(b) In addition, to the extent not satisfied by the foregoing, the Issuer shall furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act.

(c) If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by clause (1) of Section 4.03(a) hereof shall include a presentation of selected financial metrics (in the Issuer’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section.

(d) Notwithstanding the foregoing, the Issuer may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Issuer by furnishing financial information relating to any Parent Company; provided that if and so long as such Parent Company has Independent Assets or Operations, the same is accompanied by selected financial metrics (in the Issuer’s sole discretion) that show the differences between the information relating to such Parent Company on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a stand-alone basis, on the other hand.

(e) Notwithstanding anything to the contrary set forth above, if the Issuer (or any Parent Company) has made available through EDGAR or SEC filings the reports and information described in the preceding paragraphs with respect to Issuer, the Issuer shall be deemed to be in compliance with the provisions of this Section 4.03.

(f) Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (iii) of Section 6.01(a) hereof until 120 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this Section 4.3 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured and not to have existed for the purposes of this Indenture.

Notwithstanding the foregoing, the financial statements, information, auditors’ reports and other documents and information required to be provided pursuant to clause (a) of this Section 4.03 may be, rather those of the Issuer, those of any predecessor or successor of the Issuer.

Notwithstanding the foregoing, if at any time the Issuer or any Parent Company has made a good faith determination to file a registration statement with the SEC with respect to an initial public offering of such entity’s Capital Stock, the Issuer will not be required to disclose any information or take any actions that, in the good faith view of the Issuer, would violate applicable securities laws or the SEC’s “gun jumping” rules.

Section 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, on or before the deadline for delivery of the annual financial statements required to be delivered pursuant to Section 4.03(a)(1)(x) hereof, a certificate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled their respective obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, on behalf of the Issuer, the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled in all material respects each and every condition and covenant contained in this Indenture during such fiscal year and no Default has occurred and is continuing with respect to any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) The Issuer shall, within 30 days of becoming aware of any Default, deliver to the Trustee by registered or certified mail or by facsimile transmission a statement specifying such Default.

Section 4.05. Taxes. The Issuer shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.06. Stay, Extension and Usury Laws. The Issuer, the Co-Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuer, the Co-Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and (to the extent that they may lawfully do so) covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A) dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or a Parent Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B) dividends, payments and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Company, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Issuer or a Restricted Subsidiary;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (vii), (viii) and (ix) of Section 4.09(b) hereof; or

(B) the payment, redemption, defeasance, purchase, repurchase, retirement for value or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, defeasance, purchase, repurchase, retirement or acquisition; or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”; it being understood that Excluded Contract Amounts (other than Specified TMA Payments) shall not constitute Restricted Payments), unless, at the time of such Restricted Payment:

(A) (1) except in the case of a Restricted Investment, no Default shall have occurred and be continuing or would occur as a consequence thereof, and (2) in the case of a Restricted Investment, no Event of Default described under clause (i), (ii), (vi) or (vii) of Section 6.01(a) hereof shall have occurred and be continuing or would occur as a consequence thereof;

(B) except in the case of a Restricted Investment, immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof (the “Fixed Charge Coverage Test”); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Completion Date (including Restricted Payments permitted by clauses (i) or (vi)(C) of Section 4.07(b) hereof (to the extent not deducted in calculating Consolidated Net Income), but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(1) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessors of the Issuer) beginning April 1, 2017 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available (as determined in good faith by the Issuer) preceding such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(2) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer and its Restricted Subsidiaries since immediately after the Completion Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, members of management, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer, any Parent Company or any of the Issuer’s Subsidiaries after the Completion Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds, marketable securities or other property are actually contributed to the Issuer or any of its Restricted Subsidiaries, Equity Interests of the Issuer or any Parent Companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof); or

(ii) Indebtedness of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Issuer or any Parent Company;

provided, that this clause (2) shall not include the proceeds from (v) Refunding Capital Stock applied in accordance with clause (ii) of Section 4.07(b) hereof, (w) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (x) Disqualified Stock or debt securities that have been converted into Disqualified Stock, (y) Excluded Contributions or (z) Indebtedness of a Parent Company to the extent such proceeds have been applied to make Restricted Payments in accordance with clause (xvii) of Section 4.07(b) hereof); plus

(3) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer or a Restricted Subsidiary following the Completion Date (including the aggregate principal amount of any Indebtedness contributed to the Issuer or its Restricted Subsidiaries for cancellation) or that becomes part of the capital of the Issuer through consolidation, amalgamation or merger following the Completion Date, in each case, not involving cash consideration payable by the Issuer (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof, (ii) contributions by a Restricted Subsidiary, (iii) any Excluded Contributions and (iv) proceeds from Indebtedness of a Parent Company to the extent such proceeds have been applied to make Restricted Payments in accordance with clause (xvii) of Section 4.07(b) hereof; plus

(4) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries (including cash dividends and distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Completion Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a dividend or distribution (other than an Excluded Contribution) from an Unrestricted Subsidiary after the Completion Date (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment); or

(iii) any returns, profits, dividends and distributions and similar amounts received on account of any Permitted Investment subject to a dollar-denominated or ratio-based basket (to the extent in excess of the original amount of such Investment); plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Completion Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; plus

(6) an amount equal to the greater of (x) $200.0 million and (y) 20.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis) at the time of such Restricted Payments.

(b) The provisions of Section 4.07(a) hereof shall not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, defeasance, retirement or other acquisition of (i) any Equity Interests of the Issuer or any Restricted Subsidiary or any Parent Company, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or (ii) Subordinated Indebtedness of the Issuer or any Restricted Subsidiary, in each case, made (x) in exchange for, or out of the proceeds of the sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any Parent Company to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) and (y) within 120 days of such sale or issuance (“Refunding Capital Stock”), (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the sale or issuance (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Restricted Subsidiaries) of Refunding Capital Stock made within 120 days of such sale or issuance, and (C) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock, the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the prepayment, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (1) Subordinated Indebtedness of the Issuer, the Co-Issuer or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Indebtedness of the Issuer, the Co-Issuer or a Guarantor or Disqualified Stock of the Issuer, the Co-Issuer or a Guarantor within 120 days of such sale, issuance or incurrence, (2) Disqualified Stock of the Issuer, the Co-Issuer or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, Disqualified Stock or Subordinated Indebtedness of the Issuer, the Co-Issuer or a Guarantor within 120 days of such sale, issuance or incurrence, (3) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of proceeds of the sale of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor within 120 days of such sale and (4) any Subordinated Indebtedness that constitutes Acquired Indebtedness or any Disqualified Stock that would constitute Acquired Indebtedness if it were Indebtedness; provided that:

(A) such new Indebtedness or Disqualified Stock is sold, incurred or issued, as applicable, in compliance with Section 4.09 hereof;

(B) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium), penalty or similar amount required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs, underwriting costs and any fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith, including those incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(C) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(D) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, a date that is at least 91 days after the maturity date of the Notes); and

(E) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(iv) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Company held by any future, present or former employee, director, officer, manager, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, the payment of any principal and interest payable on any Indebtedness issued by the Issuer or any Parent Company in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management, directors or employees of the Issuer, any of its Subsidiaries or any Parent Company in connection with the Transactions; provided, that the aggregate amount of Restricted Payments made under this clause (iv) do not exceed in any calendar year an amount equal to $50.0 million (which shall increase to $100.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any Parent Company) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $80.0 million in any calendar year (which shall increase to $160.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any Parent Company)); provided, further, that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any Parent Company, in each case to any future, present or former employees, directors, officers, managers, members of management, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer, any of its Subsidiaries or any Parent Company that occurs after the Completion Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of Section 4.07(a) hereof; plus

(B) the amount of any cash bonuses otherwise payable to members of management, employees, directors, officers, managers, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer, any of its Subsidiaries or any Parent Company that are foregone in exchange for the receipt of Equity Interests of the Issuer or any Parent Company pursuant to any deferred compensation plan of such company; plus

(C) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or any Parent Company to the extent contributed to the Issuer) after the Completion Date; less

(D) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (iv);

and provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year and provided, further, that (i) cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, members of management, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer, any Parent Company or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any Parent Company and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represent all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(vi) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Completion Date;

(B) the declaration and payment of dividends or distributions to any Parent Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such Parent Company after the Completion Date, provided that the amount of dividends and distributions paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.07(b);

provided, in the case of each of (A) and (C) of this clause (vi), that for the most recently ended Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii) (A) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer or any Restricted Subsidiary or any Parent Company, (B) any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or other equity-based awards if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or awards or required withholding or similar taxes and (C) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Issuer or any Parent Company or any Restricted Subsidiary of the Issuer in connection with such Person’s purchase of Equity Interests of the Issuer or any Parent Company; provided that no cash is actually advanced pursuant to this clause (C) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(viii) the declaration and payment of dividends on, or the purchase, redemption, defeasance or other acquisition or retirement for value of, the Issuer’s common equity (or the payment of dividends to any Parent Company to fund a payment of dividends on such Parent Company’s common equity or to fund such Parent Company’s purchase, redemption, defeasance or other acquisition or retirement for value of such Parent Company’s common equity), following the first public offering of the Issuer’s common stock or the common stock of any Parent Company after the Completion Date, in an amount not to exceed the sum of (A) up to 6.0% per annum of the amount of net cash proceeds received by or contributed to the Issuer or any of its Restricted Subsidiaries in or from any such public offering, other than public offerings with respect to the Issuer’s common equity registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution and (B) an aggregate amount per annum not to exceed 5.0% of Market Capitalization;

(ix) Restricted Payments that are made (A) in an amount that does not exceed the aggregate amount of Excluded Contributions previously received or (B) without duplication with clause (A), in an amount that does not exceed the Net Proceeds from an Asset Sale in respect of property or assets acquired after the Completion Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(x) (A) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x)(A) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been converted to, Cash Equivalents)) not to exceed the greater of (a) $375.0 million and (b) 35.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis) at the time of such Restricted Payments; and (B) any Restricted Payments, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Debt Ratio for the Test Period immediately preceding such Restricted Payment shall be no greater than 5.00 to 1.00;

(xi) distributions or payments of Securitization Fees;

(xii) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any Parent Company to permit payment by such Parent Company of such amounts), in each case to the extent permitted by Section 4.11 hereof;

(xiii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 4.10 and 4.14 hereof; provided, that, if the Issuers shall have been required to make a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(xiv) the declaration and payment of dividends or distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any Parent Company in amounts required for any Parent Company to pay, in each case without duplication:

(A) franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate or legal existence;

(B) (1) for any taxable period (including, for the avoidance of doubt, any “reviewed year” as defined in Section 6225(d)(1) of the Code as in effect for tax years beginning after December 31, 2017) for which the Issuer is treated as, or is disregarded as an entity separate from, a partnership (solely for purposes of clause (x), other than a partnership that is wholly owned, directly and/or indirectly, by a Parent Company that is a corporation) for U.S. federal income tax purposes, (x) distributions to the equity holders of the Issuer or any Parent Company pursuant to Section 8.02(a) of the LLC Agreement; and (y) without duplication of any amounts distributable under clause (B)(1)(x) above or clause (B)(2) below, any liability of a Parent Company for (i) any “imputed underpayment” under Section 6225 of the Code as in effect for tax years beginning after December 31, 2017, or (ii) interest and penalties payable by such Parent Company pursuant to Section 6233 of the Code as in effect for tax years beginning after December 31, 2017; and (2) for any taxable period (x) for which the Issuer is treated as, or is disregarded as an entity separate from, a corporation for U.S. federal income tax purposes and the Issuer and/or its applicable Subsidiaries are, for U.S. federal, state, local and/or non-U.S. income or similar tax purposes, members of a consolidated, combined, unitary or similar tax group (a “Tax Group”) of which a Parent Company is the common parent, (y) for which the Issuer is disregarded as an entity separate from a Parent Company that is a corporation for U.S. federal income tax purposes, or (z) for which the Issuer is treated as, or is disregarded as an entity separate from, a partnership that is wholly owned, directly or indirectly, by a Parent Company that is a corporation for U.S. federal income tax purposes, the portion of any income or similar taxes of such Tax Group (or, in the case of clause (y) or clause (z), of any U.S. federal and applicable state and/or local income or similar taxes of such Parent Company) for such taxable period attributable to the taxable income of the Issuer and/or its applicable Subsidiaries; provided that, with respect to this clause (2), for each taxable period, (i) the amount of such payments in the aggregate does not exceed the amount that the Issuer and its applicable Restricted Subsidiaries (and, to the extent permitted below, its applicable Unrestricted Subsidiaries) would have been required to pay if they were a stand-alone corporate Tax Group with the Issuer as the common parent of such stand-alone Tax Group, and (ii) the amount of such payments in respect of any Unrestricted Subsidiary will be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Issuer or any Restricted Subsidiary for the purpose of paying such taxes;

(C) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers and managers of any Parent Company and any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses, severance, indemnities and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(D) general corporate operating, administrative, compliance and overhead costs and expenses of any Parent Company and, following the first public offering of the Issuer’s common stock or the common stock of any Parent Company, listing fees and other costs and expenses of such Parent Company attributable to being a publicly traded company;

(E) fees and expenses related to any unsuccessful equity or debt offering of any Parent Company;

(F) amounts payable pursuant to the Support and Services Agreement (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole, as compared to the Support and Services Agreement as in effect on or about the Completion Date), solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any Parent Company;

(H) for the financing of Investments or other acquisitions that would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Issuer; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (2) such Parent Company shall, promptly following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (y) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01 hereof) in order to consummate such Investment or other acquisition, (3) such Parent Company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (4) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (C) of Section 4.07(a) hereof and (5) to the extent constituting an Investment, such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 4.07 (other than pursuant to clause (ix) of this Section 4.07(b)) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(I) to the extent constituting Restricted Payments, amounts that would be permitted to be paid by the Issuer under Section 4.11(b) hereof (other than clauses (ii)(A) and (viii) of Section 4.11(b));

(J) interest or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any Restricted Subsidiary or that has been guaranteed by, or is otherwise, considered Indebtedness of, the Issuer or any Restricted Subsidiary incurred in accordance with Section 4.09 hereof;

(K) Excluded Contract Amounts (other than Specified TMA Payments); and

(L) amounts payable pursuant to the Transaction Documents;

(xv) the distribution, by dividend or otherwise, of any Equity Interests in, or Indebtedness owed to the Issuer or a Restricted Subsidiary, by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents, except to the extent such cash and/or Cash Equivalents consist of proceeds from the sale of the assets of such Unrestricted Subsidiary) and any Restricted Subsidiary that owns no assets other than Equity Interests of one or more Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents, except to the extent such cash and/or Cash Equivalents consist of proceeds from the sale of the assets of such Unrestricted Subsidiary);

(xvi) payments and distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture or any other transaction (including any acquisition or Investment) that complies with the terms of this Indenture;

(xvii) the payment of dividends, other distributions and other amounts by the Issuer to, or the making of loans to, any Parent Company in the amount required for such Parent Company to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest and/or principal (including “AHYDO catch-up payments”) on Indebtedness, the proceeds of which have been permanently contributed to the Issuer or any Restricted Subsidiary (to the extent such proceeds have not been applied to make Restricted Payments pursuant to clause (C)(2) or clause (C)(3) of Section 4.07(a)); provided that the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to the Issuer or such Restricted Subsidiary from the proceeds of such Indebtedness;

(xviii) Restricted Payments (including dividends or distributions to any Parent Company to permit payment by such Parent Company of such amounts) contemplated by the Contribution Agreement as in effect on or about the Completion Date (or as amended and replaced thereafter so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole, as compared to the Contribution Agreement as in effect on or about the Completion Date) that are (a) made on or prior to the first anniversary of the Completion Date in an amount not to exceed $175.0 million or (b) on account of tax refunds required to be forwarded or reimbursed pursuant to Section 6.03 of the Contribution Agreement;

(xix) to the extent constituting Restricted Payments, the Issuer and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 4.11(b) hereof (other than clauses (ii)(A) and (viii)(A) thereof); and

(xx) Restricted Payments that are made with proceeds released to the Issuer pursuant to the Escrow Agreement, including prior to or after the Completion Date.

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clause (x)(B) of this Section 4.07(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of clauses (i) through (xx) of Section 4.07(b), Section 4.07(a) and/or the clauses contained in the definition of “Permitted Investments”, such Restricted Payment or Investment (or a portion thereof) shall be divided and classified or later re-divided and reclassified on one or more occasions among one or more of such clauses (i) through (xx) of Section 4.07(b), Section 4.07(a) and/or any clause contained in the definition of “Permitted Investments” as described in Section 1.07 hereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Issuer’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d) The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment or Investment in such amount would be permitted at such time, pursuant to this Section 4.07 (including the definition of “Permitted Investments”) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture. For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not the Co-Issuer or a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction (it being understood that dividend or liquidation priority between classes of Capital Stock or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction) on the ability of any such Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to the Issuer, the Co-Issuer or any of the Issuer’s Restricted Subsidiaries that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer, the Co-Issuer or any of the Issuer’s Restricted Subsidiaries that is a Guarantor;

(ii) make loans or advances to the Issuer, the Co-Issuer or any of the Issuer’s Restricted Subsidiaries that is a Guarantor; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer, the Co-Issuer or any of the Issuer’s Restricted Subsidiaries that is a Guarantor.

(b) The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Completion Date, including pursuant to Hedging Obligations and the related documentation, and contractual encumbrances or restrictions in effect on the Completion Date pursuant to the Senior Secured Credit Facilities and the related documentation;

(ii) this Indenture, the Notes and the Guarantees;

(iii) Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 4.08(a) hereof on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) (A) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation thereof) and (B) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi) contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of any Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limit the right to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business, consistent with industry practice or arising in connection with any Permitted Liens;

(ix) Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Completion Date pursuant to the provisions of Section 4.09 hereof;

(x) customary provisions in joint venture agreements and other similar agreements or arrangements relating to such joint venture or its members;

(xi) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements;

(xii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with industry practice; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(xiv) customary provisions restricting assignment of any agreement;

(xv) restrictions arising in connection with cash or other deposits permitted under Section 4.12 hereof;

(xvi) any agreement or instrument relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued subsequent to the Completion Date pursuant to Section 4.09 hereof if either (i) such encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or as otherwise in effect on the Completion Date, (ii) the Issuer determines that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (iii) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness, in each case, in the good faith judgment of the Issuer at the time of entering into such agreement or instrument;

(xvii) customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 4.08;

(xviii) restrictions created in connection with any Qualified Securitization Facility that in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility;

(xix) agreements entered into in connection with a Sale and Lease-Back Transaction entered into in the ordinary course of business or consistent with industry practice;

(xx) any encumbrance or restriction existing under, by reason of or with respect to Indebtedness incurred to refinance other Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Indebtedness are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(xxi) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xx) of this Section 4.08(b); provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and, collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not a Guarantor to issue Preferred Stock; provided, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and any Restricted Subsidiary that is not a Guarantor may issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to this Section 4.09(a) (plus any Refinancing Indebtedness in respect thereof) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $375.0 million and (y) 35.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis), in each case, determined on the date of such incurrence or issuance.

(b) The provisions of Section 4.09(a) hereof shall not apply to:

(i) Indebtedness incurred pursuant to any Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount outstanding not to exceed the sum of (A) $6,680.0 million and (B) the Permitted Incremental Amount; provided that any Indebtedness incurred under this clause (i) may be extended, replaced, refunded, refinanced, renewed or defeased with new Indebtedness so long as the principal amount of such new Indebtedness does not exceed the sum of (x) the principal amount of the Indebtedness (including unutilized commitments) being so extended, replaced, refunded, refinanced, renewed or defeased, plus (y) the amount of any premiums (including tender premiums), penalties and similar amounts, defeasance costs, accrued interest, underwriting discounts and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (including with respect to such new Indebtedness);

(ii) the incurrence by the Issuer, the Co-Issuer and any Guarantor of Indebtedness represented by the Notes and the Guarantees (but excluding any Additional Notes and any guarantees thereof);

(iii) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Completion Date (other than Indebtedness described in clauses (i) and (ii) of this Section 4.09(b));

(iv) Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred or issued to finance or refinance the purchase, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal) or assets, whether acquired directly or indirectly, including through the acquisition of the Capital Stock of any Person, in an aggregate outstanding principal amount (together with any Refinancing Indebtedness in respect thereof) not to exceed the greater of (A) $315.0 million and (B) 30.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis), in each case, determined on the date of such incurrence or issuance, so long as such Indebtedness is incurred, issued or exists at the date of such purchase, lease, expansion, construction, installation, replacement, repair or improvement of any asset (including any Equity Interests), or within 365 days thereafter (for the avoidance of doubt, the purchase date for any asset shall be the later of the date of acquisition, completion of construction or installation and the beginning of the full productive use of such asset);

(v) (A) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence and (B) the incurrence of Indebtedness by the Issuer or any Restricted Subsidiary as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons incurred in the ordinary course of business or consistent with industry practice;

(vi) Indebtedness arising from (A) Permitted Intercompany Activities and (B) agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (vi)), unless such Indebtedness is being contested in good faith by the Issuer or the applicable Restricted Subsidiary;

(vii) Indebtedness of the Issuer to a Restricted Subsidiary; provided, that any such Indebtedness owing to a Restricted Subsidiary that is not the Co-Issuer or a Guarantor is subordinated in right of payment to the Notes to the extent such subordination is permitted by applicable law and does not result in material adverse tax consequences; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (vii);

(viii) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that any such Indebtedness incurred by a Guarantor or the Co-Issuer and owing to a Restricted Subsidiary that is not a Guarantor or the Co-Issuer is subordinated in right of payment to the Guarantee of the Notes of such Guarantor or the Obligations under the Notes of the Co-Issuer to the extent such subordination is permitted by applicable law and does not result in material adverse tax consequences; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (viii);

(ix) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (ix);

(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(xi) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice;

(xii) (A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 200.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Completion Date from the issue or sale of Equity Interests of the Issuer, the Co-Issuer and the Guarantors or cash contributed to the capital of the Issuer, the Co-Issuer and the Guarantors including through consolidation, amalgamation or merger (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (C)(2) and (C)(3) of Section 4.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(a) hereof or to make Permitted Investments specified in clauses (8), (13), (28) or (29) of the definition thereof, and (B) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(B) does not exceed the greater of (i) $375.0 million and (ii) 35.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis), in each case, determined on the date of such incurrence or issuance; provided that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under this clause (xii)(B) may be extended, replaced, refunded, refinanced, renewed or defeased with new Indebtedness, Disqualified Stock or Preferred Stock so long as the principal amount or liquidation preference, as applicable, of such new Indebtedness, Disqualified Stock or Preferred Stock does not exceed the sum of (x) the principal amount or liquidation preference, as applicable, of the Indebtedness (including unutilized commitments), Disqualified Stock or Preferred Stock being so extended, replaced, refunded, refinanced, renewed or defeased, plus (y) the amount of any premiums (including tender premiums), penalties and similar amounts, defeasance costs, accrued interest and dividends, underwriting discounts and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (including with respect to such new Indebtedness, Disqualified Stock or Preferred Stock);

(xiii) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred (including any existing commitments unutilized thereunder), or Disqualified Stock or Preferred Stock incurred or issued, as permitted under Section 4.09(a) hereof and clauses (ii), (iii), (iv) and (xii)(A) of this Section 4.09(b), this clause (xiii) of this Section 4.09(b) and clauses (xiv) and (xxx) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), penalties and similar amounts, defeasance costs, accrued interest and dividends, underwriting costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (including with respect to such new Indebtedness, Disqualified Stock or Preferred Stock) (the “Refinancing Indebtedness”); provided, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, except to the extent such extension, replacement, refunding, refinancing, renewal or defeasance constitutes either (x) a Restricted Payment or (y) a payment described in clause (iii)(B) of Section 4.07(a) (in which case under clause (x) or (y), this sub-clause (B) shall not apply) or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not the Co-Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not the Co-Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(3) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (A) of this clause (xiii) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of (x) any Credit Facilities or (y) any Secured Indebtedness;

(xiv) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) and Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or amalgamated or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture or that is assumed by the Issuer or any Restricted Subsidiary in connection with such acquisition, merger, amalgamation or consolidation, so long as after giving effect to such acquisition, merger, amalgamation or consolidation, (1) the aggregate principal amount of such Indebtedness incurred under this clause (1) does not exceed $200.0 million at any time outstanding or (2) either (w) after giving pro forma effect to such acquisition, amalgamation, consolidation or merger, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in Section 4.09(a) hereof, (x) after giving pro forma effect to such acquisition, amalgamation, consolidation or merger, the Fixed Charge Coverage Ratio for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation, (y) after giving pro forma effect to such acquisition, amalgamation, consolidation or merger, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test set forth in clause (xxx) below, or (z) after giving pro forma effect to such acquisition, amalgamation, consolidation or merger, the Consolidated Total Debt Ratio for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued is equal to or less than immediately prior to such acquisition, merger, amalgamation or consolidation;

(xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(xvi) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xvii) (A) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligation incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture; or (B) any co-issuance by the Issuer or any Restricted Subsidiary of any Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture;

(xviii) (A) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers, independent contractors and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees thereof, in each case, to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Company to the extent described in clause (iv) of Section 4.07(b) hereof, and (B) Indebtedness representing deferred compensation to employees of the Issuer (or any Parent Company) or any of its Restricted Subsidiaries incurred in the ordinary course of business or consistent with industry practice;

(xix) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;

(xx) (A) Indebtedness owed on a short-term basis of no longer than 45 days to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (B) Indebtedness in respect of Bank Products;

(xxi) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice;

(xxii) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with industry practice;

(xxiii) Indebtedness, Disqualified Stock or Preferred Stock incurred or issued by Restricted Subsidiaries of the Issuer that are not Guarantors or the Co-Issuer, in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxiii) does not exceed the greater of (A) $375.0 million and (B) 35.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis), in each case, determined on the date of such incurrence or issuance; provided that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under this clause (xxiii) may be extended, replaced, refunded, refinanced, renewed or defeased with new Indebtedness, Disqualified Stock or Preferred Stock so long as the principal amount or liquidation preference, as applicable, of such new Indebtedness, Disqualified Stock or Preferred Stock does not exceed the sum of (x) the principal amount or liquidation preference, as applicable, of the Indebtedness (including unutilized commitments), Disqualified Stock or Preferred Stock being so extended, replaced, refunded, refinanced, renewed or defeased, plus (y) the amount of any premiums (including tender premiums), penalties and similar amounts, defeasance costs, accrued interest and dividends, underwriting discounts and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (including with respect to such new Indebtedness, Disqualified Stock or Preferred Stock);

(xxiv) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(xxv) Indebtedness of Foreign Subsidiaries of the Issuer in an aggregate principal amount, which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (xxv) does not exceed 10.0% of the total assets of the Foreign Subsidiaries on a consolidated basis as shown on the Issuer’s most recent balance sheet, in each case, determined on the date of such incurrence; provided that any Indebtedness incurred under this clause (xxv) may be extended, replaced, refunded, refinanced, renewed or defeased with new Indebtedness so long as the principal amount of such new Indebtedness does not exceed the sum of (x) the principal amount of the Indebtedness (including unutilized commitments) being so extended, replaced, refunded, refinanced, renewed or defeased, plus (y) the amount of any premiums (including tender premiums), penalties and similar amounts, defeasance costs, accrued interest, underwriting discounts and fees and expenses (including original issue discount, upfront fees or similar fees) in connection therewith (including with respect to such new Indebtedness);

(xxvi) Indebtedness of the Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with (A) the Trustee to satisfy and discharge the Notes in accordance with the terms of this Indenture or (B) the trustee, agent or other Person acting in a similar capacity with respect to any Indebtedness to satisfy and discharge such Indebtedness in accordance with the terms thereof;

(xxvii) guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees and distribution partners;

(xxviii) Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms of this Indenture;

(xxix) the incurrence of Indebtedness arising out of any Sale and Lease-Back Transaction incurred in the ordinary course of business or consistent with industry practice;

(xxx) Indebtedness (including Acquired Indebtedness) or Disqualified Stock of the Issuer or the incurrence or issuance of Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock by any Restricted Subsidiary, so long as, after giving pro forma effect thereto and the application of the net proceeds therefrom, the Consolidated Total Debt Ratio of the Issuer for the Issuer’s most recently ended Test Period preceding the date on which such additional Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued would be no greater than 6.00 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness, Disqualified Stock or Preferred Stock had been incurred or issued, and the application of proceeds therefrom had occurred on the last day of such Test Period; and

(xxxi) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.

(c) For purposes of determining compliance with this Section 4.09:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxx) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, such item of Indebtedness, Disqualified Stock or Preferred Stock, in whole or in part, shall be divided and classified or later re-divided and reclassified on one or more occasions among one or more of such clauses (i) through (xxx) and/or Section 4.09(a) hereof as described in Section 1.07 hereof, provided, that all Indebtedness outstanding under the Senior Secured Credit Facilities on the Completion Date at all times shall be treated as incurred on the Completion Date under clause (i)(A) of Section 4.09(b) hereof;

(ii) the Issuer is entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Sections 4.09(a) and Section 4.09(b) hereof, subject to the proviso to clause (i) of this Section 4.09(c);

(iii) the principal amount of Indebtedness outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any other Indebtedness; and

(iv) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 4.09.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, shall, in each case, not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. Any Refinancing Indebtedness and any Indebtedness, Disqualified Stock and Preferred Stock permitted to be incurred or issued to refinance Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to clauses (i), (xii)(B), (xxiii) and (xxv) of Section 4.09(b) hereof shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), penalties and similar amounts, defeasance costs, accrued interest and dividends, underwriting costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing (including with respect to such new Indebtedness, Disqualified Stock or Preferred Stock).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the U.S. Dollar Equivalent principal amount or liquidation preference, as applicable, of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued, (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower U.S. Dollar Equivalent)); provided, that if such Indebtedness is incurred or Disqualified Stock or Preferred Stock is issued, to extend, replace, refund, refinance, renew or defease other Indebtedness, Disqualified Stock or Preferred Stock, as applicable, denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (A) the principal amount or liquidation preference, as applicable, being refinanced, extended, replaced, refunded, renewed or defeased plus (B) the aggregate amount of all premiums (including tender premiums), penalties and similar amounts, defeasance costs, accrued interest and dividends, underwriting costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing (including with respect to such new Indebtedness, Disqualified Stock or Preferred Stock).

The principal amount or liquidation preference, as applicable, of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer shall not, and shall not permit the Co-Issuer or any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated in right of payment to any Indebtedness of the Issuer, the Co-Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is contractually subordinated to other Indebtedness of the Issuer, the Co-Issuer or such Guarantor, as the case may be.

This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority lien with respect to the same collateral or because it is secured by different collateral or issued or guaranteed by other obligors.

Section 4.10. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of (other than in the case of any Required Divestitures); and

(ii) except in the case of any Permitted Asset Swap or Required Divestiture, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Completion Date (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A) any liabilities (including Indebtedness), as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer, of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that (i) are assumed by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities, (ii) are satisfied, cancelled or terminated in connection with the transaction (other than intercompany debt owed to the Issuer or its Restricted Subsidiaries), or (iii) otherwise cease to be liabilities of the Issuer or a Restricted Subsidiary in connection with the transaction (other than intercompany debt owed to the Issuer or its Restricted Subsidiaries);

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee (including earnouts and similar obligations) in the form of Cash Equivalents or that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) or by their terms are required to be satisfied for Cash Equivalents within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $270.0 million and (ii) 25.0% of EBITDA of the Issuer for the most recently ended Test Period (calculated on a pro forma basis) at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured, at the Issuer’s option, either at the time of contractually agreeing to such to such Asset Sale or at the time received and, in either case, without giving effect to subsequent changes in value;

shall, in each case, be deemed to be Cash Equivalents for purposes of this clause (ii) and for no other purpose.

(b) Within 540 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:

(i) to reduce:

(A) Obligations under the Senior Secured Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(B) Obligations under Secured Indebtedness which is secured by a Lien that is permitted by this Indenture, and to correspondingly reduce commitments with respect thereto;

(C) Obligations under the Notes or any other Senior Indebtedness of the Issuer or any Restricted Subsidiary (and, in the case of other Senior Indebtedness, to correspondingly reduce any outstanding commitments with respect thereto, if applicable) or make an offer to purchase the Notes or such other Senior Indebtedness; provided that, if the Issuer or any Restricted Subsidiary shall so repay or make an offer to purchase any Senior Indebtedness other than the Notes, the Issuer will either (x) reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes as described under Section 3.07 hereof or (ii) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par), or (y) make an offer (in accordance with the procedures set forth in Sections 3.08 and 4.10 hereof for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Senior Indebtedness for no less than 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;

(D) Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (and correspondingly reduce commitments with respect thereto), other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(E) if the assets that are the subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, Indebtedness (and correspondingly reduce commitments with respect thereto) of (i) a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary or (ii) the Issuer, Co-Issuer or a Guarantor;

(ii) to make (A) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (B) capital expenditures, (C) other expenditures made in connection with the construction or development of facilities operated or to be operated by the Issuer or a Restricted Subsidiary, (D) acquisitions of properties (including fee and leasehold interests) or (E) acquisitions of other businesses, properties or assets (other than debt securities), in the case of clauses (A), (D) and this clause (E), either (i) that are or will be used or useful in a Similar Business or (ii) that replace, in whole or in part, the businesses, properties and/or assets that are the subject of such Asset Sale; provided, that, in the case of this clause (ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within the later of such 540th day and 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 540 days after receipt of such Net Proceeds); provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; or

(iii) any combination of the foregoing.

Notwithstanding any other provisions of this Section 4.10, (i) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10, and such amounts may be retained by the applicable Foreign Subsidiary; provided that if at any time within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, an amount equal to such amount of Net Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this Section 4.10 and (ii) to the extent that the Issuer has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition would result in material adverse tax consequences (which, for the avoidance of doubt, includes, but is not limited to, any material tax liability as a result of a deemed dividend pursuant to Section 956 of the Code or a withholding tax) to the Issuer, any of its Subsidiaries, any Parent Company or, for as long as it owns, directly or indirectly, beneficial ownership of more than 50.0% of the Equity Interests in the Issuer, MCK, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary and an amount equal to such Net Proceeds will not be required to be applied in compliance with this Section 4.10. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require any Subsidiary to repatriate cash.

(c) Any Net Proceeds from the Asset Sale (other than any amounts excluded from this Section 4.10 as set forth in the final paragraph of Section 4.10(b)) that are not invested or applied as provided and within the time period set forth in Section 4.10(b) hereof will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders and, at the option of the Issuers, to any holders of any Indebtedness that ranks pari passu with the Notes (“Pari Passu Indebtedness”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, and in the case of any Pari Passu Indebtedness, at the offer price required by the terms thereof but not to exceed 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, in accordance with the procedures set forth in this Indenture and the agreement governing such Pari Passu Indebtedness. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within fifteen Business Days after the date that Excess Proceeds exceed $200.0 million by mailing or electronically delivering to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee, or otherwise in accordance with the procedures of the DTC. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an offer to purchase Notes with respect to all or a portion of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (the “Advance Offer”).

To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness, as the case may be, tendered or surrendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), the Issuer and its Restricted Subsidiaries may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) for any purposes not prohibited under this Indenture and the obligations of the Issuer and its Restricted Subsidiaries under this Section 4.10 shall be deemed to have been satisfied to the extent of any such Asset Sale Offer and Advance Offer so made regardless of the amount tendered or surrendered pursuant thereto. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Pari Passu Indebtedness, as the case may be, tendered or surrendered by such holders thereof exceeds the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), the Issuers shall purchase the Notes and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, as applicable) of the Notes or such Pari Passu Indebtedness, as the case may be, tendered or surrendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of (a) any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero, and (b) any such Advance Offer, the amount of Net Proceeds the Issuers are offering to apply in such Advance Offer shall be excluded in subsequent calculations of Excess Proceeds. Additionally, upon consummation or expiration of any Asset Sale Offer or Advance Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Issuer and its Restricted Subsidiaries may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

(d) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness, or otherwise use such Net Proceeds in any manner not prohibited by this Indenture.

(e) The notice referred to in clause (c) of this Section 4.10, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (i) the notice is delivered electronically or mailed in a manner herein provided and (ii) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

The provisions of Section 3.08 and this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Section 4.11. Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $60.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis (as determined in good faith by the Issuer); and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $120.0 million, either (A) the Issuer delivers to the Trustee a resolution adopted by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above or (B) the terms of such transactions shall have been approved by a majority of the Disinterested Directors of the Issuer.

(b) The provisions of Section 4.11(a) hereof shall not apply to the following:

(i) (A) transactions between or among the Issuer or any of its Restricted Subsidiaries (or entity that becomes a Restricted Subsidiary as a result of such transaction), and (B) any merger, consolidation or amalgamation of the Issuer and any Parent Company; provided that such merger, amalgamation or consolidation is otherwise consummated in compliance with the terms of this Indenture;

(ii) (A) Restricted Payments permitted by Section 4.07 hereof (other than pursuant to Section 4.07(b)(xii) and including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition and (B) Investments constituting “Permitted Investments” or any acquisition otherwise permitted by this Indenture;

(iii) (A) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Support and Services Agreement (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public equity offering) pursuant to the Support and Services Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors of the Issuer to the Holders when taken as a whole, as compared to the Support and Services Agreement as in effect on or about the Completion Date, and (B) the payment of indemnification and similar amounts to, and reimbursement of expenses to, the Investors and their officers, directors, employees and affiliates, in each case with respect to this clause (B), approved by, or pursuant to arrangements approved by, the Board of Directors;

(iv) (A) employment agreements, employee benefit and incentive compensation plans and arrangements, (B) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, members of management, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees) of the Issuer, any Parent Company or any of its Restricted Subsidiaries, (C) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees) of the Issuer, any Parent Company or any of its Restricted Subsidiaries, or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice and (D) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees) of the Issuer, any Parent Company or any of its Restricted Subsidiaries;

(v) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement or arrangement as in effect as of the Completion Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not disadvantageous in any material respect in the good faith judgment of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Completion Date);

(vii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Company) is a party as of the Completion Date and any amendment thereto and any similar agreements which it (or any Parent Company) may enter into thereafter; provided, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries (or such Parent Company) of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Completion Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise, when taken as a whole, more disadvantageous in any material respect in the good faith judgment of the Issuer to the Holders than those in effect on the Completion Date;

(viii) (A) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses (including any Restricted Payment made in connection with the Transactions or used to fund amounts owed to Affiliates and Equity Holders (including dividends to any Parent Company to permit payment by such Parent Company of such amounts)) and (B) any transactions and payments contemplated by, and the performance by the Issuer or any of its Restricted Subsidiaries of any other obligations under, the Transaction Documents (including any Restricted Payment made in connection with such transactions or used to fund amounts owed to Affiliates (including dividends to any Parent Company to permit payment by such Parent Company of such amounts));

(ix) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business consistent with industry practice and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the issuance, sale or transfer of (A) Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Issuer and (B) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(xi) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility or any related transaction effected in order to consummate a financing contemplated by a Qualified Securitization Facility or a financing related thereto;

(xii) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors, made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the Issuer in good faith;

(xiii) Indebtedness or the grant or award of Disqualified Stock and other Equity Interests (and cancellation of any thereof) of the Issuer, any Parent Company and any Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary (including, in each case, any payments with respect thereof) to any future, current or former employee, director, officer, manager, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Issuer, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers, members of management, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) that are, in each case, approved by the Issuer in good faith;

(xiv) (A) investments by Permitted Holders or Affiliates in securities or Indebtedness of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders or Affiliates in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (B) payments and other transactions to (or with) Permitted Holders or Affiliates in respect of securities or Indebtedness of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(xv) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with industry practice (including, without limitation, any cash management activities related thereto);

(xvi) payments by the Issuer (and any Parent Company) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such Parent Company) and its Subsidiaries, to the extent such payments are permitted under clause (xiv)(B) of Section 4.07(b) hereof;

(xvii) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee or lessor, and any Affiliate of the Issuer, as lessor or lessee, and transactions pursuant to that lease, which lease is approved by the Issuer in good faith;

(xviii) intellectual property licenses in the ordinary course of business or consistent with industry practice;

(xix) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of the Issuer or any Parent Company pursuant to any equityholders agreement, registration rights agreement or similar agreement;

(xx) (A) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (B) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Issuer or a Parent Company;

(xxi) (A) Permitted Intercompany Activities and related transactions and (B) any payments by the Issuer and the Issuer’s Subsidiaries made pursuant to any Tax Agreement;

(xxii) (A) transactions with a Person that is an Affiliate of the Issuer (other than an Unrestricted Subsidiary) solely because the Issuer or any Restricted Subsidiary owns Equity Interests in such Person and (B) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Issuer, any Restricted Subsidiary or any Parent Company;

(xxiii) transactions permitted by, and complying with, the provisions of Section 5.01 hereof solely for the purpose of (A) reorganizing to facilitate any initial public offering of securities of the Issuer or any Parent Company, (B) forming a holding company or (C) reincorporating the Issuer in a new jurisdiction;

(xxiv) transactions undertaken in good faith (as determined by the Issuer) for the purposes of improving the consolidated tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture so long as any such transactions, taken as a whole, are not materially disadvantageous to the Holders in the good faith judgment of the Issuer;

(xxv) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(xxvi) transactions pursuant to, or contemplated by, the Echo Connect Option Agreement.

Section 4.12. Liens. The Issuer will not, and will not permit the Co-Issuer or any Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Issuer, the Co-Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(a) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens until such time as such Subordinated Indebtedness is no longer secured by such Liens; and

(b) in all other cases, the Notes or the Guarantees are equally and ratably secured until such time as such Obligations are no longer secured by such Liens, except that the foregoing shall not apply to or restrict Liens securing obligations in respect of the Notes and the Guarantees.

For purposes of determining compliance with this Section 4.12, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in the definition thereof but is permitted to be incurred in part under any combination thereof and of any other available exemption and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, such Lien (or any portion thereof) shall be divided and classified or later re-divided and reclassified on one or more occasions among one or more of such categories as described in Section 1.07 hereof.

Any Lien created for the benefit of the Holders pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (a) and (b) above or upon such Liens no longer attaching to assets or property of the Issuer or the Co-Issuer or a Guarantor.

The expansion of Liens by virtue of the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will, in each case, not be deemed to be an incurrence of Liens for purposes of this Section 4.12.

Section 4.13. Company Existence. Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided that the Issuer shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, the Issuer and its Restricted Subsidiaries will be permitted to change their organizational form; provided that for so long as the Issuer is organized as a partnership or a limited liability company, it will maintain a corporate co-issuer of the Notes.

Section 4.14. Offer to Repurchase Upon Change of Control. If a Change of Control occurs, unless the Issuers have previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 11.01 hereof, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within 60 days following any Change of Control, the Issuers will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder at the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures, with the following information:

(a) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(b) the purchase price and the purchase date, which will be no earlier than 15 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control;

(c) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(d) that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(e) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice or otherwise in accordance with DTC procedures, prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(f) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter or other notice in accordance with DTC procedures setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased;

(g) that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(h) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and shall describe each such condition, and, if applicable, shall state that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time (which may be more than 60 days after the date the notice was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived, in the Issuers’ sole discretion) by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, or such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. In addition, the Issuers may provide in such notice that payment of the purchase price and performance of the Issuers’ obligations with respect to such purchase may be performed by another Person; and

(i) any other instructions, as determined by the Issuers, consistent with this Section 4.14 that a Holder must follow.

While the Notes are in global form and the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The notice referred to above, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered or mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law:

(i) accept for payment all Notes issued by them or portions thereof validly tendered pursuant to the Change of Control Offer;

(ii) deposit with a Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and not validly withdrawn; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Issuers shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer.

Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05, 3.06 and 3.07(e) and (f) hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase” and “Change of Control Payment Date” and similar words, as applicable.

The provisions of this Section 4.14 may be waived or modified (at any time, including after a Change of Control) with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Section 4.15. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee Indebtedness under the Senior Secured Credit Facilities or Capital Markets Indebtedness of the Issuer or the Co-Issuer or any Guarantor), other than a Guarantor, the Co-Issuer or an Excluded Subsidiary, to guarantee the payment of (i) any Indebtedness of the Issuer, the Co-Issuer or any Guarantor under the Senior Secured Credit Facilities incurred under Section 4.09(b)(i) hereof or (ii) Capital Markets Indebtedness of the Issuer or the Co-Issuer or any Guarantor, in each case, having an aggregate principal amount outstanding in excess of $200.0 million, unless:

(a) such Restricted Subsidiary within 60 days after the guarantee of such Indebtedness executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit E hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer, the Co-Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(b) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60 day period described in clause (a) of this Section 4.15 and such Guarantee may be released at any time in the Issuer’s sole discretion.

Section 4.16. Limitation on Business Activities of the Co-Issuer.

The Co-Issuer may not hold any material assets, become liable for any material obligations or engage in any material business activities; provided that it may (i) be a co-obligor or guarantor with respect to the Notes or any other Indebtedness of the Issuer or its Subsidiaries that is permitted to be issued or incurred under Section 4.09 hereof, (ii) issue its Capital Stock to the Issuer or any Wholly-Owned Restricted Subsidiary of the Issuer and (iii) engage in any activities related thereto or necessary in connection therewith. The Co-Issuer shall be a Wholly-Owned Subsidiary of the Issuer at all times.

Section 4.17. Suspension of Covenants.

(a) If on any date following the Completion Date (i) the Notes have an Investment Grade Rating from either of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”), then (A) the Guarantees will be automatically suspended and no longer be applicable until the occurrence of the Reversion Date (and will be automatically reinstated upon the occurrence of the Reversion Date) and (B) Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15, clause (iv) of Section 5.01(a) and Section 5.01(f) hereof shall no longer be applicable to the Notes (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date.

(b) During a Suspension Period, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

(c) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes no longer have an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.

(d) During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for the purposes of Section 4.12 and the definition of “Permitted Liens” and for no other covenant).

(e) Notwithstanding the foregoing, in the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries or events occurring prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes, and no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by the Issuers or any

Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided, that (i) with respect to Restricted Payments made after the Reversion Date, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (iii) of Section 4.09(b) hereof; (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (vi) of Section 4.11(b) hereof; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (i) through (iii) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of Section 4.08(b) hereof; (v) no Subsidiary of the Issuer shall be required to comply with Section 4.15 hereof after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period; and (vi) all Investments made during the Suspension Period will be deemed to have been outstanding on the Completion Date, so that they are classified as Permitted Investments permitted under clause (5) of the definition of “Permitted Investments.”

(f) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Issuer or any of its Subsidiaries will bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during a Suspension Period, in each case, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time, based on any action taken or event that occurred during the Suspension Period) and (2) following a Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period (that were permitted to be entered into at such time) and to consummate any transactions contemplated thereby.

(g) The Trustee shall have no independent obligation to determine if any Suspension Date or Reversion Date has occurred.

Section 4.18. Escrow of Gross Proceeds.

(a) Concurrently with the closing of the offering of the Notes on the Issue Date, the Issuers shall enter into an escrow agreement (the “Escrow Agreement”) with the Trustee and Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), and on the Issue Date deposit (or cause to be deposited) the gross proceeds of this offering of the Notes into the Escrow Account and deliver (or cause to be delivered) to the Trustee one or more guarantees executed by Change Healthcare Holdings, Inc. (or Change Healthcare, Inc. or one or more of its other Subsidiaries) and/or MED3000 Group, Inc. (or MCK one or more of its other Subsidiaries), which guarantees will be on a several basis and shall collectively guaranty payment of accrued and unpaid interest from and including the Issue Date to but excluding the Special Mandatory Redemption Date (the “Escrow Guarantees”).

(b) The Issuers will grant to the Trustee, for its benefit and the benefit of the Holders, a first priority security interest in the Escrow Account and all amounts on deposit therein to secure the Obligations under the Notes, this Indenture and the Escrow Agreement until disbursement as described below.

(c) Pursuant to the Escrow Agreement, the Escrow Agent will release funds held in the Escrow Account (the “Release”) to, or at the order of or as directed by, the Issuer (the date of such release being referred to as the “Escrow Release Date”) upon delivery by the Issuer to the Escrow Agent and the Trustee of an Officer’s Certificate addressed to the Escrow Agent and the Trustee on or prior to 12:00 p.m. (New York time) on July 6, 2017, certifying that the following conditions (the “Escrow Release Conditions”) will be met substantially concurrently with or promptly following the Release on the Escrow Release Date:

(i) the Transactions shall be consummated; and

(ii) immediately upon giving effect to the Transactions, each of the Issuer’s wholly-owned domestic Restricted Subsidiaries (other than the Co-Issuer) that guarantees obligations under the Senior Secured Credit Facilities on the Escrow Release Date shall become a Guarantor of the Notes, in each case pursuant to the Completion Date Supplemental Indenture.

Section 4.19. Activities Prior to the Release.

(a) Prior to the Escrow Release Date, the primary activities of the Issuers will be restricted to issuing the Notes, issuing capital stock to, and receiving capital contributions from, a direct or indirect parent entity, performing its obligations in respect of the Notes under this Indenture and the Escrow Agreement, performing any obligations under the Contribution Agreement and the other Transactions Documents (as defined in the Contribution Agreement), including consummation of the Transactions, and redeeming the Notes, if applicable, and conducting such other activities as are necessary or appropriate to carry out the activities described above. Prior to the Escrow Release Date, the Issuers will not own, hold or otherwise have any interest in any material assets other than the Escrow Account (including all amounts on deposit therein, including Eligible Escrow Investments and any proceeds or earnings thereof), capital stock of the Co-Issuer (in the case of the Issuer), cash and Cash Equivalents and rights under the Transaction Documents.

(b) Prior to the Escrow Release Date, neither the Issuer nor the Co-Issuer shall engage in any business activity or enter into any transaction or agreement (including, without limitation, making any Restricted Payment, incurring any Indebtedness (other than obligations owing to Change Healthcare, Inc. (or one of its Subsidiaries) or MCK (or one of its Subsidiaries) or any other Investor or Parent Company in connection with the escrow arrangements contemplated by this Indenture), incurring any Liens except in favor of the Trustee and the Holders, entering into any merger, consolidation or sale of all or substantially all of its assets or engaging in any transaction with its Affiliates (other than obligations owing to Change Healthcare, Inc. (or one of its Subsidiaries) or MCK (or one of its Subsidiaries) or any other Investor or Parent Company in connection with the escrow arrangements contemplated by this Indenture)) except in the ordinary course of the primary activities described above or as necessary or advisable (as determined by the Issuer) to effectuate the Transactions; provided, that the Issuer may use any proceeds released to it pursuant to the Escrow Agreement to make Restricted Payments at any time, including prior to or after the Completion Date.

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(ii) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other customary documents or instruments;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the most recently ended Test Period:

(A) the Issuer (or the Successor Company, as applicable) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(B) the Fixed Charge Coverage Ratio for the Issuer (or the Successor Company, as applicable) and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case clause (i)(B) of Section 5.01(f) hereof shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(vi) the Co-Issuer, unless it is the party to the transactions described above, shall have by supplemental indenture confirmed that it continues to be a co-obligor of the Notes; and

(vii) the Issuer or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

(b) The Successor Company (if other than the Issuer) shall succeed to, and be substituted for, the Issuer under this Indenture, the Guarantees and the Notes, as applicable, and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture, the Guarantees and the Notes (other than in connection with any lease).

(c) Notwithstanding clauses (iii) through (vii) of Section 5.01(a) hereof (which shall not apply to the following):

(i) any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or wind up into or sell, assign, lease, convey, transfer or otherwise dispose of all or part of its properties and assets to the Issuer or a Guarantor; and

(ii) the Issuer may consolidate with, amalgamate with or merge with or into, or wind up into an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States of America, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(d) [Reserved].

(e) The Co Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Co Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Co Issuer’s properties or assets, in one or more related transactions, to any Person, unless:

(i) the Co-Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Co-Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a corporate Wholly-Owned Restricted Subsidiary of the Issuer organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Co-Issuer”) and expressly assumes all the obligations of the Co-Issuer under the Notes and this Indenture pursuant to supplemental indentures or other customary documents or instruments;

(ii) immediately after such transaction, no Default exists; and

(iii) the Co Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture, if any, comply with this Indenture.

The Successor Co-Issuer (if other than the Co-Issuer) will succeed to, and be substituted for, the Co-Issuer under this Indenture, the Guarantees and the Notes, as applicable, and in such event the Co-Issuer will automatically be released from its obligations under this Indenture, the Guarantees and the Notes.

(f) Subject to Section 10.06 hereof, no Guarantor shall, and the Issuer shall not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other customary documents or instruments;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; or

(ii) the transaction is not prohibited by, if applicable, Section 4.10(a) hereof; or

(iii) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

(g) Subject to Section 10.06 hereof, the Successor Person (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee and such Guarantor will be automatically released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (a) merge, amalgamate or consolidate with or into, wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer, (b) consolidate with, amalgamate with or merge with or into, or wind up into an Affiliate of the Issuer solely for the purpose of reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, or (d) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer, in each case, without regard to the requirements set forth in Section 5.01(f).

(h) Notwithstanding anything to the contrary in this Section 5.01, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

(i) Notwithstanding the foregoing, this Section 5.01 will not apply to the Transactions.

Section 5.02. Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer, the Co-Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer, the Co-Issuer or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer, the Co-Issuer or such Guarantor, as applicable, shall refer instead to the successor Person, as applicable, and not to the Issuer, the Co-Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer, the Co-Issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person, as applicable, had been named as the Issuer, the Co-Issuer or a Guarantor, as applicable, herein; provided that the predecessor Issuer and/or Co-Issuer shall be relieved from the obligation to pay the principal of and interest on the Notes and shall no longer be subject to this Indenture.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

(a) An “Event of Default,” wherever used herein, means any one of the following events:

(i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(ii) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(iii) subject to Section 4.03(f) hereof, failure by the Issuer, the Co-Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in aggregate principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (i) or (ii) above) contained in this Indenture or the Notes;

(iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $200.0 million or more outstanding;

(v) failure by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $200.0 million (net of amounts covered by insurance policies issued by insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vi) the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any such Significant Subsidiary or such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any such Significant Subsidiary or such group of Restricted Subsidiaries; or

(C) orders the liquidation of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (as of the latest consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(viii) the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together (based on the latest quarterly or annual consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect except as contemplated by the terms of this Indenture or be declared null and void in a final non-appealable judgment of a court of competent jurisdiction or any Financial Officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that taken together (based on the latest quarterly or annual consolidated financial statements of the Issuer made available to the Holders) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture; or

(ix) the failure by the Issuer to consummate the Special Mandatory Redemption to the extent required, as described under Section 3.10.

(b) In the event of any Event of Default specified in clause (iv) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(ii) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii) the default that is the basis for such Event of Default has been cured, waived or is no longer continuing.

Section 6.02. Acceleration. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) hereof with respect to the Issuer) occurs and is continuing under this Indenture, the Trustee or the Holders of not less than 30.0% in aggregate principal amount of all the then total outstanding Notes may, by written notice to the Issuers and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and any previously accrued and payable premium, if any, and interest will be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) hereof with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. Holders of a majority in aggregate principal amount of all the then outstanding Notes, by notice to the Trustee (with a copy to the Issuers; provided that any waiver or rescission under this Section 6.04 shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuers) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture (including in connection with an Asset Sale Offer or a Change of Control Offer) (except for a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note held by a non-consenting Holder (other than as a result of acceleration of the Notes)) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 6.05. Control by Majority. Subject to Section 7.01(e) hereof, the Holders of a majority in aggregate principal amount of all the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability and may take any other action that is not inconsistent with any such direction received from the Holders.

Section 6.06. Limitation on Suits. Except to enforce the right to receive payment of principal, premium (if any) or interest when due on or after the respective due dates expressed in an outstanding Note, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b) the Holders of at least 30.0% in the aggregate principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c) the Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e) the Holders of a majority in aggregate principal amount of all the then outstanding Notes have not given the Trustee a direction in writing inconsistent with such written request within such 60-day period.

Section 6.07. Right of Holders to Sue for Payment. Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture or the Notes of any Holder to bring suit for the enforcement of any payment of or premium, if any, or interest on, or with respect to such Holder’s Notes on or after the respective due dates expressed in this Indenture or the Notes, shall not be impaired without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal, if applicable, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to any Issuer or any other obligor upon the Notes (including the Guarantors), their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13. Priorities. If the Trustee or any Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(a) FIRST, to the Trustee, such Agent, their agents and attorneys for amounts due to such Persons hereunder, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or such Agent and the costs and expenses of collection;

(b) SECOND, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c) THIRD, to the Issuers or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of willful misconduct or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document (including with respect to any matter, event or circumstance contemplated by Section 9.01), but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance (including with respect to any matter, event or circumstance contemplated by Section 9.01) on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or the Co-Issuer shall be sufficient if signed by an Officer of the Issuer or the Co-Issuer, as applicable.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if an indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act hereunder.

(j) [reserved].

(k) Delivery of reports, information and documents (including, without limitation, reports contemplated under Section 4.03 hereof) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall incur no liability of any kind by reason of such inquiry or investigation.

(n) The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(o) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; strikes or similar labor disputes; and acts of civil or military authorities and governmental action.

(p) The Trustee shall have no duty to inquire as to the performance of the Issuers with respect to the covenants contained in Article 4 or to make any calculation in connection therewith or in connection with any redemption of the Notes. In addition, except as otherwise expressly provided herein, the Trustee shall have no obligation to monitor or verify compliance by the Issuers or any Guarantor with any other obligation or covenant under this Indenture.

(q) The Trustee shall not have any responsibility for the validity, perfection, priority, continuation or enforceability of any Lien or security interest and shall have no obligations to take any action to procure or maintain such validity, perfection, priority, continuation or enforceability.

(r) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any of their Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.09 hereof.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs, unless such Default shall have been cured or waived, or if discovered after 90 days, promptly thereafter. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 7.06. Compensation and Indemnity. The Issuers shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture against the Issuers or any of the Guarantors (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, the Issuers or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder) (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance). The Trustee shall notify the Issuers promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers or the Guarantors of their obligations hereunder. The Issuers shall defend the claim and the Trustee may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent.

The obligations of the Issuers and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuers and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee is requested to act upon instructions of one or more Holders, the Trustee shall not be required to act in the absence of indemnity against the costs, expenses and liabilities that may be incurred in compliance with such a request.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vi) or Section 6.01(a)(vii) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09 hereof;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuers’ obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

Section 7.08. Successor Trustee by Merger, etc. If the Trustee or Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or Agent. Any corporation into which the Trustee or any Agent for the time being may be merged or converted shall, on the date when such merger, conversion, consolidation, sale or transfer becomes effective and to the extent permitted by applicable law, be a successor Trustee or Agent under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties to this Indenture. After the effective date all references in this Indenture to that Trustee or Agent shall be deemed to be references to that corporation.

Section 7.09. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $150,000,000 as set forth in its most recent published annual report of condition.

Section 7.10. Escrow Authorization. The Trustee is hereby authorized and directed by the Issuers to execute and deliver the Escrow Agreement.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and the related Guarantees and all Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a)

and (b) below (it being understood that such Notes shall not be deemed outstanding for accounting purposes), and to have satisfied all their other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture;

(b) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Sections 3.08, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16 hereof, and clauses (iii) through (vii) of Section 5.01(a), clauses (ii) and (iii) of Section 5.01(e), and Section 5.01(f) hereof with respect to all outstanding Notes and the related Guarantees, on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to all outstanding Notes and the related Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(a)(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi) (solely with respect to Restricted Subsidiaries (other than the Co-Issuer) subject thereto), 6.01(a)(vii) (solely with respect to Restricted Subsidiaries (other than the Co-Issuer) subject thereto) and 6.01(a)(viii) hereof shall not constitute Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Issuers shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amount as will be sufficient, in the opinion of an Independent Financial Advisor to the extent such amounts consist of U.S. Government Securities, to pay the principal of, premium, if any, and interest due on such Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that:

(i) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens and the consummation of other transactions in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Secured Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens and the consummation of other transactions in connection therewith);

(f) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(g) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) of the immediately preceding paragraph with respect to Legal Defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Section 8.05. Deposited Money and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes and the related Guarantees.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee to the extent such requested amount consists of U.S. Government Securities (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Issuers. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that if the Issuers make any payment of principal of, premium, if any, or interest on any Notes following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuers, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party) and the Trustee may amend or supplement this Indenture and any Guarantee or Notes without the consent of any Holder:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to comply with Section 5.01 hereof;

(d) to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect (as determined in good faith by the Issuer) the legal rights under this Indenture of any such Holder;

(f) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(g) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or a successor Paying Agent hereunder pursuant to the requirements hereof;

(i) to add an obligor or a Guarantor under this Indenture or to release a Guarantor in accordance with the terms of this Indenture;

(j) to conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Circular to the extent that such provision in the “Description of Notes” section of the Offering Circular was intended to be a verbatim recitation of a provision of this Indenture, Guarantee or Notes;

(k) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(l) at the Issuer’s election, to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable (it being agreed that this Indenture need not qualify under the Trust Indenture Act); or

(m) to secure the Notes and/or the related Guarantees or to add collateral thereto.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof (to the extent requested by the Trustee and subject to the last sentence of Section 9.05), the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate, nor a board resolution, shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit E hereto in the case of Guarantors added to this Indenture after the Completion Date.

Section 9.02. With Consent of Holders. Except as provided in Section 9.01 and this Section 9.02, the Issuers, the Guarantors (with respect to the Guarantee or this Indenture to which it is a party) and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of all the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and, subject to Section 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of all the Notes then outstanding, voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding hereunder, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, in each case, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such adversely affected series then outstanding (including, in each case, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) shall be required. Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture, unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.2 may not, with respect to any Notes held by a non-consenting Holder:

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed final maturity of any such Note or reduce the premium due and payable upon the redemption of such Notes on any date (other than provisions relating to Sections 3.08, 4.10 and 4.14 hereof); provided that any amendment to the notice requirements may be made with the consent of the Holders of a majority in aggregate principal amount of all the then outstanding Notes;

(c) reduce the rate of or change the time for payment of interest on any such Note;

(d) (A) waive a Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of such Notes by the Holders of a majority in principal amount of all the then outstanding Notes and a waiver of the payment default that resulted from such acceleration, or (B) waive a Default in respect of a covenant or provision contained in this Indenture, the Notes or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e) make any such Note payable in money other than that stated therein;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults;

(g) make any change in these amendment and waiver provisions that is materially adverse to the Holders;

(h) impair the contractual right under this Indenture of any Holder to institute suit for the enforcement of any payment of, or premium, if any, or interest on or with respect to such Holder’s Notes on or after the due dates thereof;

(i) make any change to or modify the ranking of such Notes that would adversely affect the Holders; or

(j) except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (based on the latest quarterly or annual consolidated financial statements for the Issuer), would constitute a Significant Subsidiary in any manner materially adverse to the Holders of such Notes.

Section 9.03. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05. Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. Neither the Issuer nor the Co-Issuer may sign an amendment, supplement or waiver until the Board of Directors of the Issuer approves it. In executing any amendment, supplement or waiver, the Trustee shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.03 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate, nor a resolution, shall be required for the Trustee to execute any supplemental indenture to this Indenture, the form of which is attached as Exhibit E hereto in the case of Guarantors added to this Indenture after the Completion Date, adding a new Guarantor under this Indenture.

Section 9.06. Additional Voting Terms; Calculation of Principal Amount.

(a) Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article Nine and Section 9.06(b).

(b) With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes (or the Notes of any series), such percentage shall be calculated, on the relevant date of determination, by dividing (i) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes (or the Notes of the applicable series) then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.08 and Section 2.09 of this Indenture. Any such calculation made pursuant to this Section 9.06(b) shall be made by the Issuers and delivered to the Trustee pursuant to an Officer’s Certificate.

Section 9.07. No Impairment of Right of Holders to Receive Payment. For the avoidance of doubt, no amendment to, or deletion of, any of the covenants described under Article 4 or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any legal rights of any Holders of the Notes to receive payment of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

ARTICLE 10

GUARANTEES

Section 10.01. Guarantee. Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, as a primary obligor and not merely as a surety, guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuers hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuers to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. All payments under each Guarantee will be made in dollars.

The Guarantors hereby agree that their obligations hereunder are equivalent to the obligations of a primary obligor and shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer or the Co-Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuers hereunder or under the Notes). Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer or the Co-Issuer, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, then any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees. Each Guarantor that makes a payment under its Guarantee shall, to the fullest extent permitted by applicable law, be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Until terminated in accordance with Section 10.06, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer or the Co-Issuer for liquidation or reorganization, should the Issuer or the Co-Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s or the Co-Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior unsecured obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without setoff, counterclaim, reduction or diminution of any kind or nature.

Section 10.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or being void or voidable under any law relating to insolvency of debtors.

Section 10.03. Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor to be added under this Indenture on the Completion Date shall execute the Completion Date Supplemental Indenture and each Guarantor to be added under this Indenture after the Completion Date shall execute a supplemental indenture to this Indenture, in the form of the supplemental indenture set forth in Exhibit E, and each such supplemental indenture shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an officer whose signature is on this Indenture (or the Completion Date Supplemental Indenture or any supplemental indenture in the form of Exhibit E hereto) no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04. Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06. Release of Guarantees. Each Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(i) (A) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is (x) no longer a Restricted Subsidiary or (y) an Excluded Subsidiary, or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(B) the release or discharge of the guarantee by, or direct obligation of, such Guarantor of Indebtedness under the Senior Secured Credit Facilities or, to the extent such Guarantee was provided pursuant to Section 4.15 hereof on account of any Capital Market Indebtedness, of such Capital Market Indebtedness, as applicable, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement will constitute a release, and that if any such guarantee or direct obligation is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 hereof);

(C) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(D) upon the merger, amalgamation or consolidation of any Guarantor with and into the Issuer, the Co-Issuer or another Guarantor or upon the liquidation of such Guarantor following the transfer of all or substantially all of its assets in a transaction that complies with the applicable provisions of this Indenture; or

(E) the exercise by the Issuers of their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the discharge of the Issuers’ obligations under this Indenture in accordance with the terms of this Indenture; and

(ii) such Guarantor delivering to the Trustee an Officer’s Certificate of such Guarantor or the Issuer and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction or release and discharge have been complied with. Notwithstanding the foregoing, an Opinion of Counsel shall not be required in the case of a merger or consolidation in accordance with Section 10.06(i)(D).

In addition, the Issuer will have the right, upon delivery of an Officer’s Certificate to the Trustee, to cause any Guarantor that has not guaranteed any Indebtedness under the Senior Secured Credit Facilities or any Capital Markets Indebtedness of any of the Issuers or any Guarantor, and is not otherwise required by the applicable terms of this Indenture to provide a Guarantee, to be unconditionally released and discharged from all obligations under its Guarantee, and such Guarantee will thereupon automatically and unconditionally terminate and be discharged and of no further force or effect.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes when either:

(a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (i) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuer or the Co-Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii) the Issuers have paid or caused to be paid all sums payable by them under this Indenture; and

(iii) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (b)(i), (ii) and (iii) above.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause (b)(i) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02. Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer, the Co-Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. Any notice or communication by the Issuer, the Co-Issuer any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

c/o Change Healthcare Holdings, LLC

5995 Windward Parkway

Alpharetta, GA 30005

Attention: Loretta Cecil, General Counsel

Facsimile: (404) 338-5145

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: John G. Finley

Facsimile: (212) 583-5749

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Jay J. Kim

E-mail: [Email Address]

Telephone: [Phone Number]

Facsimile: (646) 728-1667

If to the Trustee:

Wilmington Trust, National Association

Attention: Joe O’Donnell

Vice President

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.: 203-453-1183

[Email Address]

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed or sent electronically; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the date sent to DTC if otherwise given in accordance with the procedures of DTC; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and on the first date on which publication is made, if given by publication.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If an Issuer sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee email or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.

The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 12.02. [Reserved].

Section 12.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer, the Co-Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer, the Co-Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be delivered in connection with the Initial Notes or the Completion Date Supplemental Indenture.

Section 12.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.05. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.06. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or direct or indirect equityholder of any Issuer, any Restricted Subsidiary or any Parent Company (other than the Issuers in respect of the Notes and each Guarantor in respect of its Guarantee) shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or this Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.07. Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR ANY GUARANTEE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.08. Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE (1) AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES AND (2) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 12.10. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11. Successors. All agreements of the Issuers in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 12.12. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.14. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15. Trust Indenture Act. The Issuers and the Guarantors shall not be required to qualify this Indenture under the Trust Indenture Act. The Trust Indenture Act shall not apply to this Indenture prior to any such qualification, and all references herein to compliance with the Trust Indenture Act refer to such compliance following any such qualification.

Section 12.16. USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they shall provide the Trustee with such information as it may request in order to satisfy the requirements of the USA Patriot Act.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

CHANGE HEALTHCARE HOLDINGS, LLC,
as Issuer

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens
Title : Co-President and Co-Secretary

By:	/s/ John B. Saia
Name: John B. Saia
Title : Co-President and Co-Secretary

CHANGE HEALTHCARE FINANCE, INC., as Co-Issuer

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens
Title : Co-President and Co-Secretary

By:	/s/ John B. Saia
Name: John B. Saia
Title :Co-President and Co-Secretary

[Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee, Transfer Agent, Registrar and Paying Agent

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[Indenture]

EXHIBIT A

[FORM OF NOTE]

[FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [•][•]1

ISIN [•][•]2

[RULE 144A][REGULATION S] [GLOBAL] NOTE

representing [up to]

$[                    ]

5.75% Senior Notes due 2025

No.	[$ ]

Change Healthcare Holdings, LLC, a Delaware limited liability company, and Change Healthcare Finance, Inc., a Delaware corporation, jointly and severally, promise to pay to [Cede & Co.]* or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of        United States dollars] on March 1, 2025.

Interest Payment Dates: March 1 and September 1, commencing on September 1, 2017

Record Dates: February 15 and August 15

Additional provisions of this Note are set forth on the other side of this Note.

*	Include only if the Note is issued in global form.

[1]	15911N AA3 (144A); U1600N AA6 (Reg S)
[2]	US15911NAA37 (144A); USU1600NAA64 (Reg S)

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:

CHANGE HEALTHCARE HOLDINGS, LLC, as Issuer

By:
Name:
Title :

By:
Name:
Title :

CHANGE HEALTHCARE FINANCE, INC., as Co-Issuer

By:
Name:
Title :

By:
Name:
Title :

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory:

Date:

[REVERSE OF NOTE]

5.75% Senior Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Change Healthcare Holdings, LLC, a Delaware limited liability company (such Person, and its respective successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), Change Healthcare Finance, Inc., a Delaware corporation (such Person, and its respective successors and assigns under the Indenture hereinafter referred to, being herein called the “Co-Issuer” and, together with the Issuer, the “Issuers”), jointly and severally, promise to pay interest on the principal amount of this Note at a rate per annum of 5.75% from February 15, 20173 until maturity. The Issuers will pay interest on this Note semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2017, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuers will make each interest payment to the Holder of record of this Note on the immediately preceding February 15 and August 15 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.4 The Issuers will pay interest (including postpetition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; the Issuers shall pay interest (including postpetition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuers will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Cash payments of principal of, premium, if any, and interest on this Note will be payable at the office or agency of the Issuers maintained for such purpose pursuant to Section 4.02 of the Indenture or, at the option of the Issuers, cash payment of interest may be made through the Paying Agent by check mailed to the Holders at their respective addresses set forth in the Note Register of Holders; provided that (a) all cash payments of principal, premium, if any, and interest with respect to Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made through the Paying Agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated Notes may, at the option of the Issuers, be made by wire transfer to a

[3]	In the case of Notes issued on the Issue Date.
[4]	In the case of Notes issued after the Issue Date, as may be modified in accordance with Section 2.01 of the Indenture.

U.S. dollar account maintained by the payee with a bank in the United States of America if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Transfer Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent, Transfer Agent and Registrar. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuers issued the Notes under an Indenture, dated as of February 15, 2017 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, the Guarantors party thereto from time to time, the Trustee, the Transfer Agent, the Registrar and the Paying Agent. This Note is one of a duly authorized issue of notes of the Issuers designated as their 5.75% Senior Notes due 2025. The Issuers shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) Except as set forth in clauses (b), (d) and (e) of this Section 5 and in clauses (b), (d) and (e) of Section 3.07 of the Indenture, the Notes will not be redeemable at the Issuers’ option prior to March 1, 2020.

(b) At any time prior to March 1, 2020, the Issuers may, at their option and on one or more occasions, redeem all or a part of the Notes, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to the sum of (A) 100.0% of the principal amount of the Notes redeemed, plus (B) the Applicable Premium as of the Redemption Date, plus (C) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(c) On and after March 1, 2020, the Issuers may, at their option and on one or more occasions, redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on March 1 of each of the years indicated below:

Year	Notes Redemption Percentage
2020	102.875%
2021	101.438%
2022 and thereafter	100.000%

(d) In addition, at any time prior to March 1, 2020, the Issuers may, at their option, upon notice in accordance with Section 3.03 of the Indenture, on one or more occasions, redeem an aggregate principal amount of the Notes (including, for the avoidance of doubt, any Additional Notes) issued under the Indenture not to exceed an amount equal to the aggregate net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer at a redemption price (as a percentage of principal amount of the Notes to be redeemed) of 105.75%, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling on or prior to the Redemption Date; provided that (i) the amount redeemed shall not exceed 40% of the aggregate principal amount of the Notes issued under the Indenture; (ii) at least 50% of the aggregate principal amount of the Notes originally issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (iii) each such redemption occurs within 180 days of the date of closing of the applicable Equity Offering or contribution.

(e) Notwithstanding the foregoing, in connection with any Change of Control Offer, Asset Sale Offer or other tender offer for the Notes, if Holders of not less than 90.0% in aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such Change of Control Offer, Asset Sale Offer or other tender offer and the Issuers, or any third party making such Change of Control Offer, Asset Sale Offer or other tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer, Asset Sale Offer or other tender offer plus, to the extent not included in the Change of Control Offer, Asset Sale Offer or other tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date or purchase date.

(f) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. Notice of any redemption, whether in connection with an Equity Offering, Change of Control, Asset Sale, other transaction or event or otherwise, may, at the Issuers’ discretion, be given prior to the completion or occurrence thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event, as the case may be. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time (which may be more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the Redemption Date, or by the Redemption Date so delayed, or that such notice may be rescinded at any time in the Issuer’s discretion if the Issuers determine that any or all of such conditions will not be satisfied. For the avoidance of doubt, if any Redemption Date shall be delayed pursuant to this paragraph 5 or Section 3.07 of the Indenture and the terms of the applicable notice of redemption, such Redemption Date as so delayed may occur at any time after the original Redemption Date set forth in the applicable notice of redemption and after the satisfaction of any applicable conditions precedent including, without limitation, on a date that is less than 10 days after the original Redemption Date and/or more than 60 days after the date of the applicable notice of redemption. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person. The Issuers, the Investors and their respective Affiliates may, at their discretion, at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, in the open market, negotiated transactions, or otherwise.

6. Mandatory Redemption. Except as provided in Section 3.10 of the Indenture, the Issuers shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes.

7. Notice of Redemption. Subject to Sections 3.03, 3.07(e) and 3.08 of the Indenture, the Issuers shall send electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days (except as set forth in Section 3.07(f) of the Indenture or in connection with a Special Mandatory Redemption described in Section 3.10 of the Indenture) but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture or under the circumstances described in Section 3.07(f) of the Indenture. Notes and portions of Notes selected for redemption shall be in integral multiples of $1,000 (but in a minimum amount of $2,000) and no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000. On and after the Redemption Date, unless the Issuers default in the payment of the redemption price, interest ceases to accrue on this Note or portions thereof called for redemption.

8. Offers to Repurchase. Upon the occurrence of a Change of Control, unless the Issuers have previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 11.01 of the Indenture, the Issuers shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuers shall make an Asset Sale Offer as and when provided in accordance with Sections 3.08 and 4.10 of the Indenture.

Other than as specifically provided in Section 3.08 or Section 4.10 of the Indenture, any purchase pursuant to Section 3.08 of the Indenture shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 and Sections 3.07(e) and (f) of the Indenture, and references therein or herein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers and the Transfer Agent need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Also, the Issuers and the Transfer Agent need not exchange or register the transfer of any Notes for a period of 15 days before the delivery of a notice of redemption of Notes to be redeemed.

10. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

11. Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12. Defaults and Remedies.

(a) The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) of the Indenture with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of not less than 30.0% in aggregate principal amount of all of the then total outstanding Notes may, by written notice to the Issuers and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and any previously accrued and payable premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) of the Indenture with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of all the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

(b) The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

(c) Holders of a majority in aggregate principal amount of all the then outstanding Notes, by notice to the Trustee (with a copy to the Issuers, provided that any waiver or rescission under Section 6.04 of the Indenture shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuers) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (including in connection with an Asset Sale Offer or a Change of Control Offer) (except for a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder (other than as a result of acceleration of the Notes)) and rescind any acceleration with respect to the Notes and its consequences under the Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

(d) The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer shall, within 30 days of becoming aware of any Default, deliver to the Trustee by registered or certified mail or by facsimile transmission a statement specifying such Default.

13. Guarantees. The Issuers’ obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

14. Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15. Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16. CUSIP Numbers and ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISINs to be printed on the Notes and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

c/o Change Healthcare Holdings, LLC

5995 Windward Parkway

Alpharetta, GA 30005

Attention: Loretta Cecil, General Counsel

Facsimile: (404) 338-5145

With a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Jay J. Kim

E-mail: [Email Address]

Telephone: [Phone Number]

Facsimile: (646) 728-1667

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10             [ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $         . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

c/o Change Healthcare Holdings, LLC

5995 Windward Parkway

Alpharetta, GA 30005

Attention: Loretta Cecil, General Counsel

Facsimile: (404) 338-5145

With a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Jay J. Kim

E-mail: [Email Address]

Telephone: [Phone Number]

Facsimile: (646) 728-1667

Wilmington Trust, National Association

Attention: Joe O’Donnell

Vice President

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.: 203-453-1183

[Email Address]

Re: 5.75% Senior Notes due 2025

Reference is hereby made to the Indenture, dated as of February 15, 2017 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among (a) Change Healthcare Holdings, LLC, a Delaware limited liability company (the “Issuer”), (b) Change Healthcare Finance, Inc., a Delaware corporation (the “Co-Issuer”), (c) the Guarantors (as defined therein) from time to time party thereto, and (d) Wilmington Trust, National Association, a national banking association, as Trustee, Transfer Agent, Registrar and Paying Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) [ ] such Transfer is being effected to an Issuer or a subsidiary thereof; or

(c) [ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title :

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK	ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP: 15911N AA3; ISIN: US15911NAA37),

or

(ii)	[ ] Regulation S Global Note (CUSIP: U1600N AA6; ISIN: USU1600NAA64), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold: [CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP: 15911N AA3; ISIN: US15911NAA37),

or

(ii)	[ ] Regulation S Global Note (CUSIP: U1600N AA6; ISIN: USU1600NAA64), or

(iii)	[ ] Unrestricted Global Note (CUSIP: [ ]), or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

[FORM OF CERTIFICATE OF EXCHANGE]

c/o Change Healthcare Holdings, LLC

5995 Windward Parkway

Alpharetta, GA 30005

Attention: Loretta Cecil, General Counsel

Facsimile: (404) 338-5145

With a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Jay J. Kim

E-mail: [Email Address]

Telephone: [Phone Number]

Facsimile: (646) 728-1667

Wilmington Trust, National Association

Attention: Joe O’Donnell

Vice President

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.: 203-453-1183

[Email Address]

Re: 5.75% Senior Notes due 2025

Reference is hereby made to the Indenture, dated as of February 15, 2017 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among (a) Change Healthcare Holdings, LLC, a Delaware limited liability company (the “Issuer”), (b) Change Healthcare Finance, Inc., a Delaware corporation (the “Co-Issuer”), (c) the Guarantors (as defined therein) from time to time party thereto, and (d) Wilmington Trust, National Association, a national banking association, as Trustee, Transfer Agent, Registrar and Paying Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         (the “Owner”) owns and proposes to exchange Note[s] or an interest in such Note[s], in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note in each case, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title :

Dated:

EXHIBIT D

[FORM OF COMPLETION DATE SUPPLEMENTAL INDENTURE]

Completion Date Supplemental Indenture (this “Completion Date Supplemental Indenture”), dated as of [         ], 2017, among the Subsidiaries of Change Healthcare Holdings, LLC, a Delaware limited liability company (the “Issuer”), that are signatories hereto as Guarantors (collectively, the “Completion Date Guarantors”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).

W  I  T  N  E  S  S   E  T  H:

WHEREAS, the Issuer, Change Healthcare Finance, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”) and the Trustee have heretofore executed and delivered an indenture, dated as of February 15, 2017 (the “Initial Indenture” together with this Completion Date Supplemental Indenture, and as further amended and supplemented, the “Indenture”), providing for the issuance of $1,000,000,000 aggregate principal amount of 5.75% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Initial Indenture contemplates that upon the occurrence of the Completion Date, the Completion Date Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which each of the Completion Date Guarantors shall expressly and unconditionally guarantee, on a joint and several basis, all of the Issuers’ Obligations under the Initial Indenture and the Notes; and

WHEREAS, pursuant to Section 9.01 of the Initial Indenture, the Completion Date Guarantors and the Trustee are authorized to execute and deliver this Completion Date Supplemental Indenture to amend or supplement the Initial Indenture without the consent of any Holder of the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Completion Date Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Initial Indenture.

(2) Agreement to Guarantee. Each Completion Date Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Completion Date Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. Each Completion Date Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3) Execution and Delivery. Each Completion Date Guarantor agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or direct or indirect equityholder of any Issuer or any Guarantor (including the Completion Date Guarantors) (other than the Issuers in respect of the Notes and each Guarantor in respect of its Guarantee) shall have any liability for any obligations of the Issuers or the Guarantors (including the Completion Date Guarantors) under the Notes, any Guarantees, the Indenture, this Completion Date Supplemental Indenture or any other supplemental indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS COMPLETION DATE SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMPLETION DATE SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Completion Date Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Completion Date Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Completion Date Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Completion Date Supplemental Indenture as to the parties hereto and may be used in lieu of the original Completion Date Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Completion Date Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Completion Date Guarantors.

(9) Benefits Acknowledged. The Completion Date Guarantors’ Guarantees are subject to the terms and conditions set forth in the Indenture. Each Completion Date Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Completion Date Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Completion Date Guarantors in this Completion Date Supplemental Indenture shall bind their respective successors, except as otherwise provided in this Completion Date Supplemental Indenture. All agreements of the Trustee in this Completion Date Supplemental Indenture shall bind its successors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Completion Date Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTORS]

By:
Name:
Title :

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of                              among                                          (the “Guaranteeing Subsidiary”), a Subsidiary of Change Healthcare Holdings, LLC, a Delaware limited liability company (the “Issuer”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”), Transfer Agent, Registrar and Paying Agent.

W I T N E S S E T H

WHEREAS, the Issuers and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of February 15, 2017, providing for the issuance of $1,000,000,000 aggregate principal amount of 5.75% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or direct or indirect equityholder of any Issuer or any Guarantor (including the Guaranteeing Subsidiary) (other than the Issuers in respect of the Notes and each Guarantor in respect of its Guarantee) shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture, this Supplemental Indenture or any other supplemental indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

E-4